Exhibit 10.60

EXECUTION

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and among

JANTZEN, LLC

PERRY ELLIS MENSWEAR, LLC

SALANT HOLDING, LLC

SUPREME INTERNATIONAL, LLC,

as Borrowers

and

JANTZEN APPAREL, LLC

PEI LICENSING, INC.

PERRY ELLIS INTERNATIONAL, INC.

PERRY ELLIS REAL ESTATE, LLC,

PERRY ELLIS SHARED SERVICES CORPORATION

SUPREME REAL ESTATE I, LLC

SUPREME REAL ESTATE II, LLC

SUPREME REALTY, LLC

TAMPA DC, LLC

WINNSBORO DC, LLC,

as Guarantors

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

as

Sole Lead Arranger and Sole Bookrunner

and

BANK OF AMERICA, N.A.,

as Syndication Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

as Lenders

Dated: As of December 2, 2011

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	2

SECTION 2.	CREDIT FACILITIES	37

2.1	Loans	37
2.2	Letter of Credit Accommodations	38
2.3	Commitments	42
2.4	Decrease in Maximum Credit	42
2.5	Increases in Maximum Credit	43

SECTION 3.	INTEREST AND FEES	45

3.1	Interest	45
3.2	Fees	46
3.3	Changes in Laws and Increased Costs of Loans	46
3.4	Additional Provisions Regarding Eurodollar Rate Loans	49
3.5	Mitigation	49

SECTION 4.	CONDITIONS PRECEDENT	50

4.1	Conditions Precedent to Initial Loans and Letter of Credit Accommodations	50
4.2	Conditions Precedent to All Loans and Letter of Credit Accommodations	51

SECTION 5.	GRANT AND PERFECTION OF SECURITY INTEREST	52

5.1	Grant of Security Interest	52
5.2	Perfection of Security Interests	53
5.3	Exclusion of Certain Capital Stock from the Collateral	57

SECTION 6.	COLLECTION AND ADMINISTRATION	57

6.1	Borrowers’ Loan Accounts	57
6.2	Statements	57
6.3	Collection of Accounts	58
6.4	Payments	59
6.5	Authorization to Make Loans	60
6.6	Use of Proceeds	61
6.7	Appointment of Borrower Agent as Agent for Requesting Loans and Receipts of Loans and Statements	61
6.8	Pro Rata Treatment	62
6.9	Sharing of Payments, Etc.	62
6.10	Settlement Procedures	63
6.11	Obligations Several; Independent Nature of Lenders’ Rights	66
6.12	Bank Products	66
6.13	Taxes	66

SECTION 7.	COLLATERAL REPORTING AND COVENANTS	67

7.1	Collateral Reporting	69
7.2	Accounts Covenants	71
7.3	Inventory Covenants	71

(i)

7.4	Equipment and Real Property Covenants	72
7.5	Power of Attorney	73
7.6	Right to Cure	74
7.7	Access to Premises	74

SECTION 8.	REPRESENTATIONS AND WARRANTIES	74

8.1	Corporate Existence, Power and Authority	75
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	75
8.3	Financial Statements; No Material Adverse Change	76
8.4	Priority of Liens; Title to Properties	76
8.5	Tax Returns	76
8.6	Litigation	76
8.7	Compliance with Other Agreements and Applicable Laws	77
8.8	Environmental Compliance	77
8.9	Employee Benefits	78
8.10	Bank Accounts	78
8.11	Intellectual Property	78
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	79
8.13	Labor Disputes	80
8.14	Restrictions on Subsidiaries	80
8.15	Material Contracts	80
8.16	Payable Practices	81
8.17	Accuracy and Completeness of Information	81
8.18	Survival of Warranties; Cumulative	81
8.19	Patriot Act	81
8.20	OFAC	81
8.21	Anti-Terrorism Laws	81

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	82

9.1	Maintenance of Existence	82
9.2	New Collateral Locations	82
9.3	Compliance with Laws, Regulations, Etc.	83
9.4	Payment of Taxes and Claims	84
9.5	Insurance	84
9.6	Financial Statements and Other Information	85
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	86
9.8	Encumbrances	92
9.9	Indebtedness	96
9.10	Loans, Investments, Etc.	103
9.11	Dividends and Redemptions	108
9.12	Transactions with Affiliates	110
9.13	Compliance with ERISA	110
9.14	End of Fiscal Years; Fiscal Quarters	111
9.15	Change in Business	111
9.16	Limitation of Restrictions Affecting Subsidiaries	111
9.17	Fixed Charge Coverage Ratio	112
9.18	License Agreements	112

(ii)

9.19	Costs and Expenses	113
9.20	Further Assurances	113
9.21	Field Examinations	115
9.22	Supply Chain Finance Documents	115
9.23	After Acquired Real Property	115
9.24	Accounts Payable Practices	116

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	116

10.1	Events of Default	116
10.2	Remedies	118

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	121

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	121
11.2	Waiver of Notices	123
11.3	Amendments and Waivers	123
11.4	Waiver of Counterclaims	125
11.5	Indemnification	125
11.6	Currency Indemnity	125

SECTION 12.	THE AGENT	126

12.1	Appointment, Powers and Immunities	126
12.2	Reliance by Agent	127
12.3	Events of Default	127
12.4	Wells Fargo in its Individual Capacity	127
12.5	Indemnification	128
12.6	Non Reliance on Agent and Other Lenders	128
12.7	Failure to Act	128
12.8	Additional Loans	129
12.9	Concerning the Collateral and the Related Financing Agreements	129
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	129
12.11	Collateral Matters	130
12.12	Agency for Perfection	132
12.13	Successor Agent	132
12.14	Other Agent Designations	132
12.15	Credit Bids	132

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS	133

13.1	Term	133
13.2	Interpretative Provisions	134
13.3	Notices	135
13.4	Partial Invalidity	136
13.5	Confidentiality	136
13.6	Successors	137
13.7	Assignments; Participations	137
13.8	Entire Agreement	139
13.9	Counterparts, Etc.	140

(iii)

SECTION 14.	ACKNOWLEDGMENT AND RESTATEMENT	140

13.10	Existing Obligations	140
13.11	Acknowledgment of Security Interests	140
13.12	Existing Agreement	140
13.13	Restatement	141

(iv)

INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Schedule 1.146	Unrestricted Subsidiaries

-i-

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement dated December 2, 2011 is entered into by and among Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, in its capacity as agent acting for and on behalf of the parties to the Loan Agreement (as hereinafter defined) as lenders (in such capacity, “Agent”), the parties to the Loan Agreement as lenders (individually a “Lender” and collectively, “Lenders”), Jantzen, LLC, a Delaware limited liability company formerly known as Jantzen, Inc. (“Jantzen”), Perry Ellis Menswear, LLC, a Delaware limited liability company formerly known as Perry Ellis Menswear, Inc. (“Perry Ellis Menswear”), Salant Holding, LLC, a Delaware limited liability company formerly known as Salant Holding Corporation, (“Salant Holding”) and Supreme International, LLC, a Delaware limited liability company formerly known as Supreme International, Inc. (“Supreme”; and together with Jantzen, Perry Ellis Menswear, Salant Holding and any other Person that at any time after the date hereof becomes a Borrower in accordance herewith, each individually “Borrower” and collectively, “Borrowers” as hereinafter further defined), Jantzen Apparel, LLC, a Delaware limited liability company formerly known as Jantzen Apparel Corp. (“Jantzen Apparel”), PEI Licensing, Inc., a Delaware corporation (“PEI Licensing”), Perry Ellis International, Inc., a Florida corporation (“Parent”), Perry Ellis Real Estate, LLC, a Delaware limited liability company formerly known as Perry Ellis Real Estate Corporation (“PE Real Estate”), Perry Ellis Shared Services Corporation, a Delaware corporation (“PE Shared Services”), Supreme Real Estate I, LLC, a Florida limited liability company (“Supreme I”), Supreme Real Estate II, LLC, a Florida limited liability company (“Supreme II”), Supreme Realty, LLC, a Florida limited liability company (“Supreme Realty”), Tampa DC, LLC, a Delaware limited liability company (“Tampa DC”), and Winnsboro DC, LLC, a Delaware limited liability company (“Winnsboro”; and together, with Jantzen Apparel, PEI Licensing, Parent, PE Real Estate, PE Shared Services, Supreme I, Supreme II, Supreme Realty, Tampa DC and any other Person that at any time after the date hereof becomes a Guarantor in accordance herewith, each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Parent, certain of its affiliates, Agent, as successor to Wachovia Bank, National Association, successor to Congress Financial Corporation and Lenders are parties to the Loan and Security Agreement, dated October 1, 2002, by and among them, as heretofore amended (the “Existing Agreement”), and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as heretofore amended, modified or supplemented, collectively, the “Existing Financing Agreements”, pursuant to which Agent and Lenders have made loans and provided other financial accommodations to Borrowers;

WHEREAS, Borrowers have requested that Agent and Lenders amend and restate the Existing Agreement pursuant to and in accordance with the terms and conditions set forth herein; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to amend and restate the Existing Agreement and to continue to make loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to continue to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2 “Adjusted Eurodollar Rate” for any day during the term hereof, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.3 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.4 “Agent” shall mean Wells Fargo Bank, National Association, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.5 “Agent Payment Account” shall mean account no. 2000045259050 of Agent at Wells Fargo Bank, National Association, or such other account of Agent as Agent may from time to time designate to Borrower Agent as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.6 “Applicable Margin” means, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans the applicable percentage (on a per annum basis) set forth below if the sum of (a) the Quarterly Average Excess Availability for the immediately preceding fiscal quarter plus (b) the Excess Cash as of the last day of such immediately preceding fiscal quarter, is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability plus Excess Cash	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
1	Greater than or equal to eighty (80%) percent of the Maximum Cred	0.75%	1.75%

2	Greater than or equal to forty-eight (48%) percent of the Maximum Credit, but less than eighty (80%) percent of the Maximum Credit	1.00%	2.00%

3	Greater than or equal to twenty-eight (28%) percent of the Maximum Credit, but less than forty-eight (48%) percent of the Maximum Credit	1.25%	2.25%

4	Less than twenty-eight (28%) percent of the Maximum Credit	1.50%	2.50%

provided, that, the Applicable Margin shall be the percentage set forth in Tier 3 above from the date hereof through and including March 31, 2012 and thereafter shall be calculated and established on the first day of each calendar quarter (commencing April 1, 2012 with respect to the calendar quarter ending March 31, 2012).

1.7 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.8 “Bank of America” shall mean Bank of America, N.A. and its successors and assigns.

1.9 “Bank Product Provider” shall mean any Lender, Affiliate of Lender or other financial institution (in each case as to any such Lender, Affiliate or other financial institution to the extent approved by Agent) that provides any Bank Products to Borrowers or Guarantors.

1.10 “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower by a Bank Product Provider: (a) credit cards, debit cards or stored value cards or the processing of credit card, debit card or stored value card sales or receipts, (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent or such Bank Product Provider is a party, as applicable, and (ii) controlled disbursement services and (c) Hedge Agreements if and to the extent permitted hereunder. Any of the foregoing shall only be included in the definition of the term “Bank Products” to the extent that the Bank Product Provider has been approved by Agent.

1.11 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.12 “Borrower Agent” shall mean Perry Ellis International, Inc., a Florida corporation in its capacity as Borrower Agent on behalf of itself and the other Borrowers pursuant to Section 6.7 hereof and it successors and assigns in such capacity.

1.13 “Borrowers” shall mean, collectively, the following: (a) Jantzen, LLC, a Delaware limited liability company, (b) Perry Ellis Menswear, LLC, a Delaware limited liability company, (c) Salant Holding, LLC, a Delaware limited liability company, (d) Supreme International, LLC, a Delaware limited liability company, and (e) any other Person that at any time after the date hereof becomes a Borrower hereunder; each sometimes being referred to herein individually as a “Borrower”.

1.14 “Borrowing Base” shall mean, at any time, the amount equal to:

(a) the lesser of:

(i) the amount equal to: (A) the sum of (1) eighty-seven and one-half (87.5%) percent of the Eligible Accounts of Borrowers that do not consist of Eligible Foreign Accounts plus (2) the lesser of (x) eighty-seven and one-half (87.5%) percent of the Eligible Accounts of Borrowers that consist of Eligible Foreign Accounts and (y) $1,500,000, plus (B) the least of (1) seventy (70%) percent multiplied by the Value of the Eligible Inventory of Borrowers consisting of finished goods, (2) ninety (90%) percent of the Net Recovery

Percentage multiplied by the Value of such Eligible Inventory or (3) the Inventory Loan Limit; provided, that, the Intellectual Property (other than with respect to the grant of non-exclusive licenses in the ordinary course of business consistent with the past practices of Borrowers) shall be in all respects free of liens, claims, or encumbrances of any kind whatsoever and, in the event that the Intellectual Property is subject to such a lien, claim or encumbrance, then such ninety (90%) percent amount shall be adjusted to eighty-five (85%), plus (C) the lesser of (1) eighty-five (85%) percent multiplied by the Eligible Factor Receivables, and (2) $1,000,000 or

(ii) the Maximum Credit,

minus

(b) Reserves.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

1.15 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Florida, or the State of North Carolina, and a day on which Agent is open for the transaction of business; except, that, if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.16 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.17 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.18 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred twenty (120) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of one hundred twenty

(120) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred twenty (120) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one hundred twenty (120) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.19 “Change in Law” shall mean the occurrence, after the Closing Date, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority.

1.20 “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of more than thirty-five (35%) percent of the voting power of the total outstanding Voting Stock of Parent and either (i) the Permitted Holders beneficially own, directly or indirectly, in the aggregate, voting stock of Parent that represents a lesser percentage of the aggregate voting power of all classes of the voting stock of Parent, voting together as a single class, than such other person or group and are not entitled to (by voting power, contract or otherwise) to elect directors of Parent having a majority of the total voting power of the Board of Directors of Parent or (ii) such other person or group is entitled to elect directors of Parent having a majority of the total voting power of the Board of Directors of Parent; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by the Board of Directors of Parent, or whose nomination for election by the stockholders of such Borrower or Guarantor, as the case may be, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then still in office; (e) the failure of Parent to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any other Borrower or Obligor; or (f) any “Change of Control” as defined in the Subordinated Note Indenture.

1.21 “Closing Date” shall mean December 2, 2011.

1.22 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and official interpretations thereunder or related thereto.

1.23 “Collateral” shall have the meaning set forth in Section 5 hereof.

1.24 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent’s rights and remedies and otherwise deal with such Collateral and in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and Lenders and agrees to follow all instructions of Agent with respect thereto.

1.25 “Commercial Letter of Credit” shall mean any Letter of Credit Accommodation consisting of a letter of credit issued for the purpose of providing the primary manner of payment for the purchase price of goods or services by a Borrower in the ordinary course of the business of such Borrower.

1.26 “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.27 “Compliance Certificate” shall mean a compliance certificate in the form appended hereto as Exhibit C.

1.28 “Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

1.29 “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein non-cash bad debt expenses related to licensing revenues, which non-cash bad debt expenses shall not exceed $500,000 in any fiscal year, any extraordinary or non-recurring gains and extraordinary non-cash charges, including impairment charges to property, plant and equipment, Intellectual Property or goodwill and non-cash employee stock option expenses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person’s assets are acquired by such Person or by any of its wholly-owned Subsidiaries shall be excluded; and (c) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded and (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (for the purposes of this definition only, collectively, a “Transaction”) (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such Transaction shall be included; provided, that, any fees, expenses and charges including pursuant to this Clause (d) shall not exceed $3,000,000 in connection with any Transaction. For the purposes of this definition, net income excludes any gain and non-cash loss (but not any cash loss) together with any related Provision for Taxes for such gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any capital stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.

1.30 “Credit Facility” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.31 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.32 “Defaulting Lender” shall have the meaning set forth in Section 6.10 hereof.

1.33 “Deposit Account” shall mean any “deposit account” as such term is defined in Article 9 of the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing.

1.34 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or any Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and such other terms and conditions as Agent may reasonably require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Agent Payment Account all funds received or deposited into the Blocked Accounts.

1.35 “Domestic Subsidiary” shall mean any Subsidiary of Parent that is not a Foreign Subsidiary.

1.36 “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period, plus (b) depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

1.37 “Eligible Accounts” shall mean, as to each Borrower, Accounts created by such Borrower which are and continue to satisfy the criteria set forth below as defined by Agent in its Permitted Discretion or are otherwise reasonably acceptable to Agent (including Accounts created on or after the date hereof through and the day preceding the date on which such Accounts are sold to a Receivables Purchaser under Prime Revenue Program Documents or Supply Chain Program Documents, to the extent provided and in accordance with Section 9.7(b)(xi) hereof):

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than the earlier of sixty (60) days after the original due date for them or one hundred twenty (120) days after the date of the original invoice for them;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2 hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts),

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted under this Agreement that are subject and subordinate to the security interests of Agent pursuant to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof; except, that, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof such Accounts may be Eligible Accounts so long as upon Agent’s request at any time that a Default or Event of Default exists or has occurred or the aggregate amount of such Accounts outstanding exceed $1,000,000 or the aggregate amount of the Excess Availability of Borrowers is less than $5,000,000, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m) such Accounts are not evidenced by or arising under any instrument or chattel paper and do not arise in connection with royalties or other payments with respect to the licensing or grant of a right to use any Intellectual Property or do not constitute Accounts that have been sold or assigned to any Factor or constitute Factor Receivables or any other amounts payable by any Factor to such Borrower;

(n) the aggregate amount of such Accounts owing by a single account debtor (other than Wal-Mart, Sam’s Club, Mervyns, J.C. Penney, Target, Sears Roebuck & Co., T.J. Maxx and Macy’s) do not constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts, such Accounts owing by Wal-Mart and Sam’s Club (on a combined basis) or Macy’s in each case do not constitute more than thirty (30%) percent of the aggregate amount of all otherwise Eligible Accounts, and such Accounts owing by each of Mervyns, J.C. Penney, Target, T.J. Maxx or Sears Roebuck & Co. do not in each case constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

(o) such Accounts are not owed by an account debtor who has Accounts unpaid more than the lesser of sixty (60) days after the original due date for them or ninety (90) days after the original invoice date for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(p) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(q) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof and to the extent such credit limits are established by such Borrower consistent with such practices, such credit limit is acceptable to Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(r) such Accounts are owed by account debtors reasonably deemed creditworthy at all times by Agent.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.38 “Eligible Factor Receivables” shall mean, as to each Borrower, Factor Receivables arising from the sale of Accounts by such Borrower to a Factor pursuant to and in accordance with the terms and conditions of the Factoring Agreements of such Borrower with such Factor, which are and continue to be acceptable to Agent based on the criteria set forth below, less any charges, commissions, fees, chargebacks, deductions, setoffs and other amounts payable to such Factor. In general, subject to such limitation, Factor Receivables shall be Eligible Factor Receivables of a Borrower if: (a) the Accounts of such Borrower so sold to the Factor giving rise to such Factor Receivable have been approved by such Factor for its own credit risk and the sale of goods giving rise to such Accounts so sold have been approved and accepted by such Factor in accordance with the terms and conditions of the applicable Factoring Agreements (and such Accounts do not constitute “client risk” Accounts under the terms of the arrangements of such Borrower with such Factor); (b) such Factor Receivable has been validly assigned by such Borrower to Agent and is payable to Agent pursuant to the Factor Assignment Agreement with the Factor obligated to pay such Factor Receivable; (c) Agent shall have received a Factor Assignment Agreement duly authorized, executed and delivered by the Factor obligated in respect of such Factor Receivable and such Factor Assignment Agreement shall be in full force and effect and such Factor shall be in compliance in all respects with the terms thereof; (d) such Factor Receivable is not unpaid after the date specified for payment under the terms of the Factoring Agreements applicable thereto; (e) such Factor Receivable is subject to the first priority, valid and perfected security interest of Agent and is not subject to any other security interest, pledge, lien, claim or other encumbrance except those permitted under this Agreement that are subject and subordinate to the security interests of Agent pursuant to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent; (f) the Factoring Agreements of such Borrower with the Factor obligated on such Factor Receivable shall be in full force and effect and each party to the Factoring Agreements with the Factor obligated on such Factor Receivable shall be in compliance with the terms and conditions thereof and no breach of such terms or default or event of default thereunder shall exist or have occurred and be continuing; (g) the Factor obligated in respect of such Factor Receivable shall not have sent any notice of default or of the failure of such Borrower to comply with any of the terms of the applicable Factoring Agreements or otherwise notified any Borrower or Guarantor of the intention of such Factor to cease or suspend payments to such Borrower in respect of the Factor Receivable; (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Factor Receivable or delay payment thereunder; (i) the Accounts of such Borrower sold giving rise to such Factor Receivable satisfy all of the conditions for the purchase thereof by the Factor obligated thereon and the approval and acceptance of such sale by such Factor in accordance with the terms of the applicable Factoring Agreements and shall not be subject to any chargeback or other right of such Factor to reassign such Account to such Borrower (whether or not such Factor exercises such right) or obligation of such Borrower to pay the amount of such Account to such Factor, whether because the goods sold giving rise to such Account have been rejected or returned by the account debtor owing such Account or otherwise; (j) the Accounts sold giving rise to such Factor Receivable are not unpaid more than the earlier of sixty (60) days after the original due date for them or ninety (90) days after the date of the original invoice for them; and (k) such Accounts sold giving rise to such Factor Receivable comply with the terms and conditions contained in Section 7.2(b) of this Agreement.

The criteria for Eligible Factor Receivables set forth above may only be changed and any new criteria for Eligible Factor Receivables may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Factor Receivables in the good faith determination of Agent. Any Factor Receivables which are not Eligible Factor Receivables shall nevertheless be part of the Collateral.

1.39 “Eligible Foreign Accounts” shall mean Accounts which are in all other respects Eligible Accounts, but as to each the chief executive of the account debtor is not located in the United States of America or Canada.

1.40 “Eligible Inventory” shall mean, as to each Borrower, Inventory of a Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower and finished goods in-transit for not more than four (4) days between (x) any of the following locations: warehouses and distribution centers owned or leased and controlled by a Borrower and third party distribution facilities and (y) any retail store location owned by a Borrower, in each case which are reasonably acceptable to Agent based on the criteria set forth below; provided that any warehouses and distribution centers that are leased and controlled by a Borrower or third party distribution facilities are subject to receipt by Agent of a Collateral Access Agreement as contemplated by clause (h) below. In general, Eligible Inventory shall not include (a) raw materials; (b) work-in-process; (c) components which are not part of finished goods; (d) spare parts for equipment; (e) packaging and shipping materials; (f) supplies used or consumed in such Borrower’s business; (g) Inventory subject to a security interest or lien in favor of any Person except those permitted under this Agreement that are subject and subordinate to the security interests of Agent pursuant to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent; (h) bill and hold goods; (i) obsolete Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of Agent; (k) returned inventory (other than returned inventory deemed salable that is to be resold by such Borrower and does not constitute Factor Priority Collateral), damaged inventory and/or defective Inventory; (l) Inventory of a Borrower located outside the United States of America or Canada; and (m) Inventory sold under a licensed trademark or trade name or which contains or uses a medium subject to a licensed trademark, trade name or copyright unless either (i) Agent shall be satisfied that Agent has the right to sell or dispose of such inventory or (ii) Agent shall have received a letter agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by the licensor and the applicable Borrower and (n) Inventory at premises other than those owned or leased and controlled by any Borrower; provided, that, as to locations which are leased and controlled by a Borrower or third party distribution facilities, if Agent shall not have received a Collateral Access Agreement from the owner and lessor with respect to such location, duly authorized, executed and delivered by such owner and lessor (or Agent shall determine in its Permitted Discretion to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time due or to become due to the owner and lessor thereof as Agent shall determine in its Permitted Discretion.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. For the avoidance of doubt, any Inventory which is not Eligible Inventory shall be part of the Collateral.

1.41 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; (d) any other commercial bank, financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5,000,000,000 and extends asset-based lending facilities in its ordinary course of business; and (e) notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, the proviso set forth in this definition, during any Event of Default, any Person acceptable to Agent in its sole discretion; provided, that, (i) no Person shall be an Eligible Transferee of the assignment to such Person that would constitute a prohibited transaction under Section 4975 of the Code or any other applicable law, or would, immediately following any such assignment, result in increased costs or Taxes payable by the Borrowers and Guarantors pursuant to Section 9.4, (ii); provided, that, (ii) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (iii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.42 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.43 “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.44 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.45 “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.46 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan other than reportable events for which the 30 day notice period has been waived; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the failure to meet the minimum funding standards of Sections 412 or 430 of the Code or Sections 302 or 330 of ERISA); (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $5,000,000 and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $5,000,000.

1.47 “Eurodollar Rate” shall mean for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth (1/100) of one (1%) percent) appearing on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by Agent) as the London interbank offered rate for deposits in United States Dollars for a term comparable to the applicable period of one, two, or three months as selected by a Borrower (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates), and in each case subject to the reserve percentage prescribed by governmental authorities.

1.48 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.49 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.50 “Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Accommodations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose Obligations arising pursuant to any guarantees in favor of Agent and Lenders or the then outstanding Letter of Credit Accommodations), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by a Borrower in good faith).

1.51 “Excess Cash” shall mean the cash or Cash Equivalents owned by a Borrower or Guarantor, which funds are and shall be available for use by a Borrower (directly or indirectly), without condition or restriction, free and clear of any pledge, security interest, lien, claim or other encumbrance (except in favor of Agent) that are maintained in an investment account at Bank of America N.A., Wells Fargo Bank, National Association or one of their respective affiliates, in each case subject to an Investment Property Control Agreement in form and substance reasonably satisfactory to Agent and, if maintained at Bank of America, N.A. or one of its affiliates, such Person is in compliance with the terms thereof.

1.52 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.53 “Excluded Deposit Accounts” shall mean (a) Deposit Accounts that are zero balance disbursement accounts, (b) Deposit Accounts used solely to fund payroll, payroll taxes and similar employment taxes or employee benefits in the ordinary course of business and (c) other Deposit Accounts with an amount on deposit of less than $250,000 at any time in the aggregate for all such Deposit Accounts.

1.54 “Excluded Subsidiary” shall mean any Subsidiary of Parent that is (a) a Foreign Subsidiary, (b) a Domestic Subsidiary of a Foreign Subsidiary which Domestic Subsidiary is treated as a partnership or other disregarded entity for U.S. federal income tax purposes, or (c) a Domestic Subsidiary that has no material assets or operations other than the equity interests of one or more “controlled foreign corporations” (as defined in Section 957 of the Code).

1.55 “Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Agent, any Lender or any Issuing Bank or required to be withheld or deducted from a payment to Agent, any Lender or any Issuing Bank: (a) any Tax imposed on or determined by reference to the net income or net profits of Agent, any Lender or any Issuing Bank (and any franchise Taxes imposed in lieu thereof), and any branch profits Taxes, in each case (i) imposed as a result of Agent, such Lender or such Issuing Bank being organized under the laws of, or having its principal office, or in the case of such Lender, its Lending Office, located in the jurisdiction (or any political subdivision or taxing authority thereof or therein) imposing such Tax or (ii) that are Other Connection Taxes, (b) any Tax resulting from a Agent’s, a Lender’s or an Issuing Bank’s failure to comply with the requirements of Section 6.13(d) (except to the extent such failure is attributable to a Change in Law with respect to taxation by any Governmental Authority after the time it becomes a party to this Agreement, or designates a new Lending Office, as the case may be), (c) in the case of any Lender or any Issuing Bank, any United States withholding Taxes imposed on amounts payable to or for the account of such Lender or such Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to the applicable withholding rate in effect at the time it becomes a party to this Agreement (other than pursuant to an assignment of a Non-Consenting Lender under Section 11.3(c)) or designates a new Lending Office, except that Taxes described in this clause (c) shall not include any amount with respect to United States withholding Taxes that such Lender or such Issuing Bank (or its assignor, if any) was previously entitled to receive pursuant to Section 6.13, if any, with respect to such United States withholding Taxes at the time it designates a new Lending Office or at the time of the assignment, and additional United States withholding Taxes that may be imposed after the time such Lender becomes a party to the Agreement or designates a new Lending Office, as a result of a Change in Law with respect to taxation by any Governmental Authority, and (d) any United States withholding taxes imposed under FATCA.

1.56 “Existing Agreements” shall mean the Loan and Security Agreement, dated October 1, 2002, by and among Perry Ellis International, Inc. and certain of its affiliates and Congress Financial Corporation, now known as Wells Fargo Bank, National Association, as amended.

1.57 “Factor Assignment Agreement” shall mean the following: (a) the Assignment of Factoring Credit Balances, dated as of October 1, 2002, between The CIT Group/Commercial Services, Inc. and Agent, as amended, as acknowledged and agreed to by Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.58 “Factor Priority Collateral” shall mean (a) in the case of any Factor other than The CIT Group/Commercial Services, Inc., collectively, the following: (i) the accounts receivable of any Borrower or Guarantor in each case as set forth in an assignment submitted by such Borrower or Guarantor to such Factor in accordance with the terms of the applicable Factoring Agreement (collectively, the “Assigned Accounts” and individually an “Assigned Account”), (ii) all supporting obligations with respect to any Assigned Accounts, (iii) all instruments at any time evidencing the payment obligation of the account debtor arising from any Assigned Account, (iv) the invoices and shipping documents related to any Assigned Account, (v) unpaid seller’s rights of such Borrower or Guarantor with respect to any Assigned Account, (vi) returned and repossessed goods sold giving rise to any Assigned Account (to the extent not returned to the inventory of such Borrower or Guarantor for resale), (vii) reserves and credit balances under the Factoring Agreements of such Borrower or Guarantor with such Factor, and (viii) all proceeds of all the foregoing (including proceeds of inventory deemed to be accounts receivable) and (b) in the case of The CIT Group/Commercial Services, Inc. (“CIT”), collectively, the following: (i) the accounts receivable of Supreme and Jantzen as set forth in an assignment submitted to CIT in accordance with the terms of the applicable Factoring Agreement (collectively, the “CIT Assigned Accounts” and individually a “CIT Assigned Account”), documents exclusively relating to a CIT Assigned Account, chattel paper (including electronic chattel paper) exclusively relating to a CIT Assigned Account, general intangibles exclusively relating to a CIT Assigned Account (including payment intangibles and all other rights to payment) and any other obligations owing to such Borrower exclusively relating to a CIT Assigned Account, (ii) unpaid seller’s rights (including rescission, repossession replevin, reclamation and stoppage in transit) relating exclusively to a CIT Assigned Account, (iii) rights to any inventory represented by the foregoing, including returned goods, (iv) reserves and credit balances arising under the Factoring Agreement of such Borrower with CIT, (v) guarantees, collateral, supporting obligations and letter of credit rights for the foregoing (including rights under any letters of credit or other credit enhancements in favor of such Borrower), (vi) insurance policies, proceeds or rights relating exclusively to the foregoing, (vii) cash and non-cash proceeds of the foregoing, and (viii) books and records of such Borrower relating exclusively to any of the foregoing; provided, that, nothing contained in this definition shall be construed to include in the Factor Priority Collateral any interest in any trademarks, trade names, service marks, or similar or related general intangibles.

1.59 “Factor Receivables” shall mean, as to each Borrower or Guarantor, the Accounts of such Borrower or Guarantor consisting of the right to payment of a monetary obligation from a Factor for Accounts sold by such Borrower or Guarantor to such Factor pursuant to and in accordance with the terms and conditions of the Factoring Agreements of such Borrower or Guarantor with such Factor.

1.60 “Factoring Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Amended and Restated Collection Factoring Agreement, dated on or about October 1, 2002, between The CIT Group/Commercial Services, Inc. and Supreme (as assignee of Parent), as amended, and all agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor in connection therewith; (b) the Factoring Agreement, dated on or about October 1, 2002, between The CIT Group/Commercial Services, Inc. and Jantzen, as amended, and all agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor in connection therewith; and (c) any other factoring agreement entered into by a Borrower or Guarantor with a Factor after the date hereof, on then commercially reasonable terms; provided, that, (i) each of the conditions set forth in Section 9.7(b)(ix) with respect to the factoring arrangements subject to such factoring agreement shall have been satisfied and (ii) any of the agreements referred to above with The CIT Group/Commercial Services, Inc. entered into after the date hereof shall be in form and substance reasonably satisfactory to Agent; each of such Factoring Agreements sometimes being referred to herein individually as a “Factoring Agreement”.

1.61 “Factors” shall mean, collectively, the following (together with their respective successors and assigns): (a) The CIT Group/Commercial Services, Inc. and (b) any replacement factor acceptable to Agent that has executed and delivered to Agent a Factor Assignment Agreement in form and substance satisfactory to Agent; sometimes being referred to herein individually as a “Factor”.

1.62 “FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), and any current or future regulations or official interpretations thereof.

1.63 “Fee Letter” shall mean the amended and restated letter agreement, dated of even date herewith, by and among Borrowers, Guarantors and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.64 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement; provided, that, in no event shall the term Financing Agreements be deemed to include any Hedge Agreement.

1.65 “Fixed Charge Coverage Ratio” shall mean, with respect to any date of determination, the ratio of (a) the amount equal to EBITDA of any Person and its Subsidiaries, on a consolidated basis, for the immediately preceding twelve (12) consecutive fiscal months as of the end of the most recent month for which Agent has received financial statements pursuant to Section 9.6 hereof, to (b) Fixed Charges of such Person and its Subsidiaries, on a consolidated basis, for such period.

1.66 “Fixed Charges” shall mean, as to any Person and its Subsidiaries, on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Interest Expense paid in cash, plus (b) all principal payments of Indebtedness for borrowed money (other than repayments of the outstanding amount of Loans under this Agreement and refinancings of Indebtedness permitted hereunder to the extent not in excess of the amount being refinanced), and payments of Indebtedness for the deferred purchase price of any property or services (including, without limitation, any indemnification, adjustment of purchase price, earn-outs or other similar obligations incurred in connection with any acquisition or sale or other disposition of assets) and Capital Leases (and without duplication of items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases), plus (c) the amount of Capital Expenditures of such Person and its Subsidiaries during such period to the extent not financed by Indebtedness permitted hereunder for such purpose, plus (d) all taxes paid by such person and its Subsidiaries in cash during such period, plus (e) all dividends, distributions, repurchases and redemptions in respect of Capital Stock paid by such Person and its Subsidiaries during such period in cash.

1.67 “Foreign Subsidiary” shall mean a Subsidiary of Parent that is organized or incorporated under the laws of any jurisdiction outside of the United States of America and which has substantially all of its assets and operations (other than administrative, legal, design and accounting operations) in a jurisdiction outside the United States of America; sometimes being referred to herein collectively as “Foreign Subsidiaries”. A Subsidiary of Parent that is organized or incorporated under the laws of Puerto Rico shall constitute a Foreign Subsidiary hereunder.

1.68 “Funded Debt” shall mean, with respect to any Person, any Indebtedness of such Person and its Subsidiaries consisting of any liability (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments (which shall not be construed to mean Indebtedness described in subsection (f) of the definition of the term Indebtedness in this Agreement); (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); and (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases.

1.69 “GAAP” shall mean generally accepted accounting principles in the United States of America as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

1.70 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.71 “Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Jantzen Apparel, LLC, a Delaware limited liability company, (b) PEI Licensing, Inc., a Delaware corporation (“PEI Licensing”), (c) Perry Ellis International, Inc., a Florida corporation, (d) Perry Ellis Real Estate, LLC, a Delaware limited liability company, (e) Perry Ellis Shared Services Corporation, a Delaware corporation, (f) Supreme Real Estate I, LLC, a Florida limited liability company, (g) Supreme Real Estate II, LLC, a Florida limited liability company, (h) Supreme Realty, LLC, a Florida limited liability company, (i) Tampa DC, LLC, a Delaware limited liability company, (j) Winnsboro DC, LLC, a Delaware limited liability company, and (k) any other Person that at any time after the date hereof becomes a Guarantor hereunder each sometimes being referred to herein individually as a “Guarantor”).

1.72 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.73 “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and Agent or any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.74 “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness, net of any asset value of such Person (marked to market) arising under Hedge Agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; provided, that, Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, and (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

1.75 “Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

1.76 “Information Certificate” shall mean, collectively, the Information Certificates of Borrowers and Guarantors, dated as of the date hereof, containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement.

1.77 “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, service marks, trade names, trade styles, service marks, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.78 “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

1.79 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2) or three (3) months duration as any Borrower (or Borrower Agent on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Borrower Agent on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.80 “Interest Rate” shall mean,

(a) Subject to clauses (b) and (c) of this definition below:

(i) as to Prime Rate Loans, a rate equal to one and one-quarter (1.25%) percent per annum in excess of the Prime Rate;

(ii) as to Eurodollar Rate Loans, a rate equal to two and one-quarter (2.25%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the relevant Interest Period, whether such rate is higher or lower than any rate previously quoted to a Borrower).

(b) Subject to clause (c) of this definition below, effective as of the first (1st) day of each calendar quarter (commencing April 1, 2012 with respect to the calendar quarter ending on March 31, 2012), the Interest Rate payable by each Borrower shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin for Prime Rate Loans on a per annum basis in excess of the Prime Rate, and (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin for Eurodollar Rate Loans on a per annum basis in excess of the applicable Adjusted Eurodollar Rate.

(c) Notwithstanding anything to the contrary contained in clauses (a) or (b) above, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Quarterly Average Excess Availability) plus two (2%) percent per annum, at Agent’s option, (i) for the period (A) from and after the effective date of termination or non-renewal of the Loan Agreement until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 of the Loan Agreement for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (ii) on Loans to a Borrower at any time outstanding in excess of the Borrowing Base of such Borrower (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

1.81 “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods (but excluding Equipment), wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.82 “Inventory Loan Limit” shall mean, at any time, the amount equal to eighty (80%) percent of the Maximum Credit.

1.83 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of such Borrower or Guarantor and including such other terms and conditions as Agent may reasonably require.

1.84 “Issuing Bank” shall mean Wells Fargo or any Lender that is approved by Agent that shall issue a Letter of Credit for the account of a Borrower and have agreed in a manner reasonably satisfactory to Agent to be subject to the terms hereof as an Issuing Bank.

1.85 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.86 “Lending Office” shall mean the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

1.87 “Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of any Borrower or Obligor or (b) with respect to which

Agent or Lenders have agreed to indemnify each Issuing Bank or guaranteed to each Issuing Bank the performance by any Borrower or Obligor of its obligations to such Issuing Bank; sometimes being referred to herein individually as “Letter of Credit Accommodation”. The term “Letter of Credit Accommodation” as used herein shall not be deemed to include any letters of credit issued by any Letter of Credit Issuer that may be a Lender pursuant to any of the Letter of Credit Facilities.

1.88 “Letter of Credit Facilities” shall mean, collectively, (a) the letter of credit and related acceptance facility provided to Parent and Borrowers by Mercantil CommerceBank, N.A. in accordance with the terms of the Letter of Credit Facility Agreement of Parent and Borrowers with Mercantil CommerceBank, N.A. as in effect on the date hereof; and (b) any other letter of credit facility hereafter entered into by Borrowers with a financial institution that is reasonably acceptable to Agent pursuant to which such financial institution will issue letters of credit for the account of Borrowers on commercially reasonable terms; provided, that, as to any such other letter of credit facility, each of the conditions set forth in Section 9.9(h) hereof shall have been satisfied; each of such Letter of Credit Facilities sometimes being referred to herein individually as a “Letter of Credit Facility”.

1.89 “Letter of Credit Facility Agreements” shall mean, collectively, any letter of credit facility agreements entered into after the date hereof by a Borrower with a Letter of Credit Issuer, on commercially reasonable terms (as the same may be amended, modified, supplemented, extended, renewed or replaced); each of such Letter of Credit Facility Agreements sometimes being referred to herein individually as a “Letter of Credit Facility Agreement”.

1.90 “Letter of Credit Intercreditor Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed or replaced): (a) the Intercreditor Agreement, dated as of June 15, 2005, by and among HSBC Bank USA, National Association, Israel Discount Bank of New York, Commercebank, N.A., Bank Leumi USA, Bank of America, N.A. and BankUnited, FSB as letter of credit issuers; and (b) any intercreditor agreement entered into after the date hereof between Agent and a Letter of Credit Issuer, in form and substance reasonably satisfactory to Agent; each of such Letter of Credit Intercreditor Agreements sometimes being referred to herein individually as a “Letter of Credit Intercreditor Agreement”.

1.91 “Letter of Credit Issuers” shall mean, collectively, (a) Mercantil CommerceBank, N.A.; and (b) any other financial institution that provides a Letter of Credit Facility to Borrowers or Guarantors after the date hereof and is reasonably acceptable to Agent and has executed and delivered to Agent a Letter of Credit Intercreditor Agreement in form and substance satisfactory to Agent; sometimes being referred to herein individually as a “Letter of Credit Issuer”.

1.92 “Letter of Credit Issuer Priority Collateral” shall mean, as to any Letter of Credit Issuer, the Inventory purchased with the proceeds of a letter of credit issued pursuant to the Letter of Credit Facility of such Letter of Credit Issuer, the documents pertaining thereto and any insurance proceeds relating thereto that is subject to the valid and perfected, first priority purchase money security interests of such Letter of Credit Issuer under the Letter of Credit Facility of such Letter of Credit Issuer with a Borrower; provided, that, (a) the security interest in any such Inventory, documents and insurance proceeds shall at all times only secure the reimbursement obligations of the Borrower for the letter of credit used to purchase such Inventory and (b) in no event shall such assets include any of the Accounts.

1.93 “License Agreements” shall mean any and all agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other intellectual property owned by another Person.

1.94 “Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.95 “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers and Guarantors (taken as a whole) or the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (b) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (c) the Collateral or its value, (d) the ability of any Borrower to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (e) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements; provided, that, (i) events, circumstances, changes, effects or conditions with respect to the Borrowers disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Borrowers with the SEC prior to the date hereof shall not constitute a “Material Adverse Effect” and (ii) changes after the closing date in global, national or regional political conditions (including the outbreak or war or terrorism) or in economic or market affecting the business generally in the same industry as the Borrowers shall not constitute a “Material Adverse Effect” except to the extent that any such changes have materially disproportionate adverse effects on the Borrowers.

1.96 “Material Contract” shall mean any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower or Guarantor involving monetary liability of or to any Person in an amount in excess of $20,000,000 in any fiscal year.

1.97 “Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

1.98 “Maximum Credit” shall mean $125,000,000, as such amount may be adjusted pursuant to and in accordance with the terms of Section 2.4 hereof and Section 2.5 hereof.

1.99 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate.

1.100 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

1.101 “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender or any Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Accommodations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if, upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Bank Product (other than a Hedge Agreement if Agent has requested the agreement referred to in clause (i) above), the same shall only be included within the Obligations if the Bank Product Provider with respect thereto shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing (provided, that, no such notice or acceptance shall be required as to such obligations, liabilities and indebtedness arising under or pursuant to a Bank Product provided by or owing to Wells Fargo or any of its Affiliates), and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 12.1, 12.2, 12.3(b), 12.5, 12.6, 12.7, 12.9, 12.12 and 13.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent.

1.102 “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrowers.

1.103 “OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

1.104 “Other Connection Taxes” shall mean, with respect to Agent, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between Agent, such Lender or such Issuing Bank and the jurisdiction imposing such Tax (other than connections arising from Agent, such Lender or such Issuing Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Agreement, or sold or assigned an interest in any Loan or Financing Agreement pursuant to Section 13.7(h) hereof).

1.105 “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

1.106 “Parent” shall mean Perry Ellis International, Inc., a Florida corporation, and its successors and assigns.

1.107 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.108 “Permitted Acquisitions” shall mean the purchase by a Borrower or Guarantor after the date hereof of all or a substantial part of the assets or property of any Person or a business or division of such Person (whether pursuant to a merger or other transaction) or of all or a majority of the Capital Stock (such assets or Person being referred to herein as the “Acquired Business”) and in one or a series of transaction that satisfies each of the following conditions as determined by Agent:

(a) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may request, including (i) the proposed date and amount of the acquisition, (ii) a list and description of the assets or shares to be acquired, (iii) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price), (iv) a summary of the due diligence undertaken by Borrowers in connection with such acquisition, and (v) appropriate financial statements of the Acquired Business,

(b) the Acquired Business shall be a company that engages in a line of business substantially similar to the business that Borrowers are engaged in on the date hereof and shall be organized under the laws of and have its chief executive office in the United States of America,

(c) both before and after giving pro forma effect to such proposed acquisition, Borrowers’ Fixed Charge Coverage Ratio, on a consolidated basis, shall not be less than 1.0 to 1.0,

(d) Agent shall have received: (i) the most recent annual and interim financial statements with respect to the Acquired Business and related statements of income and cash flows showing positive cash flows for the immediately preceding fiscal year of such Acquired Business, (ii) detailed forecasts of cash flows for the Acquired Business forecasting positive future cash flows, (iii) detailed projections for Parent and its Subsidiaries through the Maturity Date giving pro forma effect to such acquisition, based on assumptions satisfactory to Agent and demonstrating pro forma compliance with all financial covenants set forth in this Agreement, prepared in good faith and in a manner and using such methodology as is consistent with the most recent financial statements delivered to Agent pursuant to Section 9.6 hereof and in form and substance satisfactory to Agent and (iv) current, updated projections of the amount of the Borrowing Base and Excess Availability for the twelve (12) month period after the date of such acquisition, in a form reasonably satisfactory to Agent, representing Borrowers’ reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show amounts of Excess Availability of more than twenty (20%) percent of the Maximum Credit throughout such period,

(e) if Agent so elects, Agent shall have received an appraisal of the inventory of the Acquired Business and such other assets of the Acquired Business as Agent may specify, in each case in form and containing assumptions and appraisal methods satisfactory to Agent by an appraiser acceptable to Agent, on which Agent and Lenders are expressly permitted to rely,

(f) if Agent so elects, Agent shall have completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be satisfactory to Agent and any accounts and inventory of the Acquired Business shall only be Eligible Accounts and Eligible Inventory, respectively, to the extent Agent has completed such field examination with respect thereto and the criteria for Eligible Accounts and Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in connection with the Acquired Business),

(g) in the case of the acquisition of Capital Stock of any Person or the formation of any Domestic Subsidiary (other than an Excluded Subsidiary) in connection with such acquisition, (i) the Borrower or Guarantor forming such Subsidiary shall, except as Agent may otherwise agree, (A) execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first priority pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary to the extent constituting Collateral, (B) deliver the original stock certificates evidencing such shares of

Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent’s security interests therein) and (ii) as to any such Subsidiary other than an Excluded Subsidiary, except as Agent may otherwise agree, the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (A) an absolute and unconditional guarantee of payment of the Obligations, (B) a security agreement granting to Agent a first priority security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of any such Subsidiary to the extent constituting Collateral, and (C) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above in order to make such Subsidiary a party to this Agreement as a “Borrower” or as a “Guarantor” as Agent may determine, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person,

(h) in the case of an acquisition of assets (other than Capital Stock), Agent shall have received, in form and substance satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder, (ii) such other agreements, documents and instruments as Agent may require in connection with such assets, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person, and (iii) the agreement of the seller consenting to the collateral assignment by the Borrower purchasing such assets of all rights and remedies and claims for damages of such Borrower relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition,

(i) in the case of the acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law,

(j) Agent shall have received a Compliance Certificate completed on a pro forma basis giving effect to the acquisition and showing that Borrowers and Guarantors are in compliance with the covenant set forth in Section 9.17 irrespective of the amount of the Excess Availability,

(k) no Default or Event of Default shall exist or have occurred and be continuing as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment,

(l) Excess Availability shall have been more than twenty (20%) percent of the Maximum Credit at all times throughout the thirty (30) consecutive day period immediately prior to the date of any such acquisition and more than twenty (20%) percent of the Maximum Credit after giving effect to all payments in connection with such acquisition,

(m) such purchase shall be in a bona fide arms’ length transaction, and

Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating to such acquisition, which documents shall be satisfactory to Agent.

1.109 “Permitted Discretion” shall mean as used in this Agreement with reference to Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset based lender with similar rights providing a credit facility of the type set forth herein would act, in the circumstances then applicable to Borrowers and Guarantors at the time with the information then available to it.

1.110 “Permitted Holders” shall mean, as of the date of determination, (a) Oscar Feldenkreis, George Feldenkreis, their spouses, their respective lineal descendants and the spouses of such lineal descendants, (b) any Person controlled by any of the Persons included in clause (a) of this definition (as the term “controlled” is defined in the definition of the term “Affiliate” herein), (c) trusts for the benefit of any of the persons included in clause (a) of this definition, and (d) any charitable foundation a majority of whose members, trustees or directors, as the case may be, are Persons included in clause (a) of this definition.

1.111 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.112 “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

1.113 Post-Acquisition Period” shall mean with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

1.114 “Prime Rate” shall mean on any date, the greater of (a) the rate from time to time publicly announced by Reference Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or (b) the Federal Funds Rate in effect on such date plus one half of one (.50%) percent.

1.115 “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.116 “PrimeRevenue” shall mean PrimeRevenue, Inc. and its successors and assigns.

1.117 “Prime Revenue Program Documents” shall mean (a) the Accounts Receivable Purchase Agreement, by and among Bank of America, Jantzen, Supreme, Perry Ellis Menswear and Salant Holding, (b) the Supplier Agreement, by and among Jantzen, Supreme, Salant Holding, Perry Ellis Menswear and PrimeRevenue, (c) the Release of Certain Accounts Receivable, dated March 31, 2010, by Agent in favor of Bank of America and or (d) all other agreements, documents and instruments executed and/or delivered in connection with the foregoing.

1.118 “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

1.119 “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.120 “Quarterly Average Excess Availability” shall mean, at any time, the daily average of the aggregate amount of the Excess Availability of Borrowers for the immediately preceding calendar quarter as calculated by Agent in good faith.

1.121 “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.122 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts (and including Factor Receivables); (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued or payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from Loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including Loans or advances to any

Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.123 “Receivables Purchaser” shall mean, as applicable, Bank of America, N.A. or Wells Fargo (or one of its affiliates), as purchaser of Accounts from one or more Borrowers pursuant to Prime Revenue Program Documents or Supply Chain Program Documents, as applicable.

1.124 “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.125 “Reference Bank” shall mean Wells Fargo Bank, National Association, or such other bank as Agent may from time to time designate.

1.126 “Refinancing Indebtedness” shall have meaning set forth in Section 9.9 hereof.

1.127 “Register” shall have the meaning set forth in Section 13.7 hereof.

1.128 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least fifty (50%) percent of the then outstanding Obligations are owing; provided, that, at any time that there are two (2) or more Lenders outstanding, the “Required Lenders” shall consist of at least two (2) Lenders that are not Affiliates of one another.

1.129 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets or business of any Borrower or Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect: (i) dilution with respect to the Accounts of a Borrower (based on the ratio as of any date of determination of the aggregate amount of non-cash reductions in Accounts for the then trailing six-month period to the aggregate dollar amount of the sales of such Borrower for such period), other than from chargebacks, to the extent such ratio exceeds or is reasonably anticipated to exceed five (5%) percent; (ii) chargebacks with respect to Accounts, (iii) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts, (iv) the sales, excise or similar taxes included in the amount of any Accounts reported to Agent, (v) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory, (vi) amounts due or to become due to owners and licensors of trademarks and other Intellectual Property used by any Borrower, and (vii) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or in connection with any Bank Products as such Bank Product Provider may require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

1.130 “Restricted Subsidiary” shall mean each direct or indirect Subsidiary of Parent, other than the Unrestricted Subsidiaries; sometimes being collectively referred to herein as “Restricted Subsidiaries”.

1.131 “Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

1.132 “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

1.133 “SEC” shall mean the United States Securities and Exchange Commission and any successor thereto.

1.134 “Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders, (c) the Issuing Bank and (d) any Bank Product Provider; provided, that, (i) as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider and ((ii) such parties are sometimes referred to herein individually as a “Secured Party”.

1.135 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.136 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.137 “Subordinated Note Agreements” shall mean, collectively, (a) the Subordinated Notes, (b) the Subordinated Note Indenture and (c) all other agreements, documents and instruments related thereto.

1.138 “Subordinated Note Guarantors” shall mean, collectively, the following (together with their respective successors and assigns) to the extent that each has guaranteed the Indebtedness of Parent under the Subordinated Notes: (a) Supreme, (b) Jantzen, (c) Salant, (d) Salant Holding, (e) PEI Licensing, (f) Jantzen Apparel, (g) Supreme I, (h) Supreme II, (i) Supreme Realty and (j) PE Real Estate; sometimes being referred to herein individually as a “Subordinated Note Guarantor”.

1.139 “Subordinated Note Indenture” shall mean the Indenture, dated March 8, 2011, by and between Parent, as issuer, the Subordinated Note Guarantors, as subsidiary guarantors, and U.S. Bank National Association, as trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.140 “Subordinated Notes” shall mean, collectively, the 7 7/8% Senior Subordinated Notes due 2019 in the original principal amount of $150,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.141 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.142 “Supermajority Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two thirds (66 2/3%) percent of the then outstanding Obligations are owing.

1.143 “Supply Chain Program Documents” shall mean all agreements, documents and instruments with Wells Fargo or one of its affiliates with respect to a receivables financing program substantially in the form of those identified in the definition of the Prime Revenue Program Documents or otherwise reasonably acceptable to Agent.

1.144 “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.145 “UCC” shall mean the Uniform Commercial Code as in effect in the State of Florida, and any successor statute, as in effect from time to time (except, that, terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Florida on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise reasonably determine).

1.146 “Unrestricted Subsidiaries” shall mean (a) each of the Subsidiaries of Parent listed on Schedule 1.147 hereto and any Subsidiary of Parent designated in writing by Borrower Agent to Agent after the date hereof and agreed to by Agent, (b) Foreign Subsidiaries and (c) Subsidiaries organized after the date hereof, substantially all of the assets of which consist of capital stock of “Controlled Foreign Corporations” within the meaning of Section 957 of the Code; provided, that, (i) such Subsidiaries shall only be considered Unrestricted Subsidiaries to the extent that the representations with respect thereto set forth in Section 8.12 hereof are true and correct with respect thereto, (ii) no Borrower, Guarantor or Restricted Subsidiary shall at any time have any obligation or liability (contingent or otherwise) with respect to any Indebtedness or liabilities of any Unrestricted Subsidiary or any other obligations (contingent or otherwise) with respect to any Unrestricted Subsidiary and all Indebtedness and other obligations of the Unrestricted Subsidiaries shall be non-recourse to Borrowers and Guarantors and their assets, (iii) no failure by any Unrestricted Subsidiary to comply with any of its obligations or any default under any agreement to which any Unrestricted Subsidiary is a party or by which it is bound shall give rise to a default or event of default under any agreement to which any Borrower or Guarantor is a party or by which it is bound, and (iv) notwithstanding anything to the contrary contained herein, the financial performance and leverage of the Unrestricted Subsidiaries shall not count toward, or be included within, the consolidated accounts of Parent and its Subsidiaries for purposes of the calculation of the Fixed Charge Coverage Ratio or any other financial covenant set forth herein or for any other purposes hereunder (other than to the extent of any cash distributions to Parent and its Restricted Subsidiaries). Such Subsidiaries are sometimes referred to herein collectively as “Unrestricted Subsidiaries”.

1.147 “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-

downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof.

1.148 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.149 “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

1.150 “Wholly-Owned” shall mean with respect to any Person at any time, any Subsidiary, 100% of whose Capital Stock (other than, in the case of any Foreign Subsidiary, nominal directors’ qualifying shares) are at such time owned, directly or indirectly, by such Person.

1.151 “Wells Fargo” shall mean Wells Fargo Bank, National Association, a Delaware limited liability company, in its individual capacity, and its successors and assigns.

SECTION 2. CREDIT FACILITIES

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Loans to Borrowers from time to time in amounts requested by a Borrower (or Borrower Agent on behalf of Borrowers) up to the amount outstanding at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Maximum Credit.

(b) Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time to Borrowers shall not exceed the Borrowing Base and (iii) the aggregate principal amount of the Loans outstanding at any time to Borrowers based on the Eligible Inventory of Borrowers (and including the then undrawn amounts of Letter of Credit Accommodations used to purchase Inventory) shall not exceed the Inventory Loan Limit.

(c) In the event that the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding to Borrowers exceed the Borrowing Base, or the aggregate principal amount of Loans and Letter of Credit Accommodations based on the Eligible Inventory of a Borrower exceed the Inventory Loan Limit, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), or the aggregate amount of the Loans and Letter of Credit Accommodations exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and subject to the immediately following sentence of this subsection (c), Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2 Letter of Credit Accommodations.

(a) Subject to and upon the terms and conditions contained herein, at the request of a Borrower (or Borrower Agent on behalf of such Borrower), Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of such Borrower but for the benefit of any Borrower or Guarantor containing terms and conditions acceptable to Agent and the Issuing Bank with respect thereto. Any payments made by or on behalf of Agent or any Lender to the Issuing Bank with respect thereto and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of a Borrower shall constitute additional Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(b) In addition to any charges, fees or expenses charged by any Issuing Bank in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the benefit of Lenders a letter of credit fee at a rate equal to (i) in connection with the daily outstanding balance of the Letter of Credit Accommodations up to $5,000,000, one and one half (1.50%) percent per annum for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month and (ii) with respect to the daily outstanding balance of Letter of Credit Accommodations in excess of $5,000,000, at a rate equal to the Applicable Eurodollar rate Margin (on a per annum basis) set forth in Section 1.6; except, that, Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent for the benefit of Lenders such letter of credit fee at a rate equal to the then effective applicable letter of credit fee rate plus two (2%) percent per annum in connection with the daily outstanding balance of the Letter of Credit Accommodations for: (A) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (B) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.

(c) The Borrower requesting such Letter of Credit Accommodation (or Borrower Agent on behalf of such Borrower) shall give Agent two (2) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit

Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day and in no event shall be a date later than five (5) Business Days prior to the Maturity Date), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. The Borrower requesting the Letter of Credit Accommodation (or Borrower Agent on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

(d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit Accommodation (or Borrower Agent on behalf of such Borrower) shall have delivered to the proposed Issuing Bank of such Letter of Credit Accommodation at such times and in such manner as such proposed Issuing Bank may require, an application, in form and substance satisfactory to such proposed Issuing Bank and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Issuing Bank of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit Accommodation; and (iii) the Excess Availability of the Borrower requesting such Letter of Credit Accommodation, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the Issuing Bank, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the Issuing Bank in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

(e) Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $50,000,000.

(f) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any Issuing Bank or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, Guarantor, by any Issuing Bank or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement. This Section 2.2(f) shall not apply with respect to Taxes other than any Taxes that represent claims, costs, losses, liabilities, damages or expenses arising from any non-Tax claim.

(g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrowers and Guarantors shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Borrowers and Guarantors shall also, at Agent’s request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h) Each Borrower and Guarantor hereby irrevocably authorizes and directs any Issuing Bank of a Letter of Credit Accommodation to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an

Issuing Bank other than Agent or any Lender unless Agent has duly executed and delivered to such Issuing Bank the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or any other Issuing Bank or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor; provided, that, the foregoing shall not be deemed to release Agent or any Issuing Bank from any liability as a result of the failure of such Issuing Bank to follow any reasonable instructions of any Borrower or Guarantor given in accordance with the terms hereof in connection with any application for a Letter of Credit Accommodation or a guarantee or indemnification provided by the Agent constituting a Letter of Credit Accommodation at the request of such Borrower or Guarantor or to the extent such instructions are consistent with the interpretation made by Agent or Issuing Bank or correspondent.

(i) At any time, so long as no Event of Default exists or has occurred and is continuing, a Borrower (or Borrower Agent on behalf of a Borrower) may, with Agent’s consent, (i) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (ii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral; provided, that, Borrowers may approve or resolve any questions of non-compliance of documents following notice to Agent thereof and without Agent’s consent except as otherwise provided in Section 2.2(j) below.

(j) At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and Borrowers and Guarantors shall not, without the prior written consent of Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder. Agent may take such actions either in its own name or in any Borrower’s name.

(k) Any rights, remedies, duties or obligations granted or undertaken by any Borrower or Guarantor to any Issuing Bank or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any Issuing Bank or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower or Guarantor to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any Issuing Bank or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any Issuing Bank or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers and Guarantors to Agent for the ratable benefit of Lenders and to apply in all respects to Borrowers and Guarantors.

(l) Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(m) Each Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an Issuing Bank of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise). In the event that any Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

2.3 Commitments. The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.4 Decrease in Maximum Credit.

(a) Borrower Agent (on behalf of itself and each other Borrower) may, at any time, deliver a written request to Agent to decrease the Maximum Credit. Any such written request shall specify the amount of the decrease in the Maximum Credit that Borrower Agent is requesting and the effective date of such decrease (which date shall not be less than five (5) nor more than ten (10) Business Days after the date of such request); provided, that, (i) in no event shall the aggregate amount of any such decrease cause the Maximum Credit to be less than $100,000,000, (ii) any such request for a decrease shall be for an amount of not less than $5,000,000, (iii) any such request shall be irrevocable, (iv) in no event shall more than one such written request for a decrease be delivered to Agent in any calendar quarter, and (v) no Default or Event of Default shall exist or have occurred and be continuing.

(b) Upon the receipt by Agent of a written request to decrease the Maximum Credit, Agent shall notify each of the Lenders of such request and, subject to the terms of Section 2.4(c) hereof, the Commitment of each Lender shall be decreased on the date requested by Borrower Agent by an amount equal to such Lender’s Pro Rata Share of the amount of the decrease in the Maximum Credit requested by Borrower Agent as set forth in the notice from Agent to such Lender.

(c) In the event of a request to decrease the Maximum Credit, the Maximum Credit shall be decreased by the amount requested by Borrower Agent in accordance with the terms hereof; provided, that, after giving effect to such decrease, the Maximum Credit shall not be less than the aggregate principal amount of the Loans, Special Agent Advances and Letter of Credit Accommodations outstanding at such time.

(d) As of the effective date of any such decrease in the Maximum Credit, each reference to the term Maximum Credit and Commitments herein, as applicable, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit and Commitments specified in the most recent written notice from Agent to Borrower Agent of the decrease in the Maximum Credit and Commitments, as applicable.

2.5 Increases in Maximum Credit.

(a) Borrower Agent (on behalf of itself and each other Borrower) may, at any time, request that Agent to increase the Maximum Credit. Any such written request shall specify the amount of the increase in the Maximum Credit that Borrowers are requesting; provided, that, (i) the aggregate amount of any such incremental increases in the Maximum Credit (the “Incremental Facility”) does not cause the Maximum Credit to exceed $200,000,000 at any time, (ii) such request shall be for an increase shall be in increments of $25,000,000 not to exceed $75,000,000 at any one time or in the aggregate during the term hereof and in no event shall the Maximum Credit be increased to more than $200,000,000 at any time, (iii) any such request shall be irrevocable, except if the amount of increase in Commitments from Lenders is less than the amount requested by Borrowers, then Borrowers shall, in their sole discretion, be entitled to withdraw any such request and no fee related to such request shall be payable hereunder, (iv) there shall be no more than four (4) such requests during the term hereof and (v) in no event shall more than one such written request to increase the Maximum Credit be delivered to Agent in any calendar quarter.

(b) Upon the receipt by Agent of any such written request to increase the Maximum Credit, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Borrowers as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent and Borrower Agent within ten (10) days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Borrowers, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Borrowers. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent, in consultation with Borrower Agent, shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Borrowers. If, in connection with the arrangement of additional Commitments for the Incremental Facility the resulting pricing with respect to any Loans or Letter of Credit Accommodations under the Incremental Facility would be greater than otherwise applicable to Loans or Letter of Credit Accommodations immediately prior to the Maximum Credit Increase Effective Date, then on and after the Maximum Credit Increase Effective Date, each Interest Rate under this Agreement shall be automatically increased such that in no event shall any Interest Rate applicable to Loans and Letter of Credit Accommodations in respect of the Incremental Facility exceeds those applicable to other Loans and Letter of Credit Accommodations hereunder.

(c) The Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with this Section 2.5, for which Agent has received Assignment and Acceptances within sixty (60) days after the date of the request by Borrowers for the increase or such earlier date as Agent and Borrowers may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Borrowers in accordance with the terms hereof, effective on the date that Agent shall have notified Borrowers that each of the following conditions have been satisfied (such date being the “Maximum Credit Increase Effective Date”):

(i) Agent shall have obtained sufficient additional Commitments as may be necessary to provide the Incremental Facility as contemplated by this Section 2.5 and shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and each Borrower; provided, that, the Commitments set forth in such Assignment and Acceptance(s) shall be not less in the aggregate than the amount of the Incremental Facility;

(ii) the conditions precedent to the making of Loans set forth in Section 4.2 shall be satisfied as of the Maximum Credit Increase Effective Date, both before and after giving effect to such increase;

(iii) Agent shall have received for the ratable benefit of Lenders a maximum credit increase fee at a rate equal to a percentage of the amount of incremental increase requested by Borrowers, which percentage is acceptable to each of the Lenders funding such additional Commitments;

(iv) such increase in the Maximum Credit shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(v) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and

(vi) there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Financing Agreements on or before the effectiveness of such increase.

(d) As of the Maximum Credit Increase Effective Date, each reference to the term Maximum Credit herein, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit specified in the most recent written notice from Agent to Borrowers of the increase in the Maximum Credit.

SECTION 3. INTEREST AND FEES

3.1 Interest.

(a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the applicable Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Subject to the terms and conditions contained herein, any Borrower (or Borrower Agent on behalf of such Borrower) may from time to time request Loans, which request shall be made to Agent; provided, that, any such request from a Borrower (or Borrower Agent on behalf of such Borrower) shall specify whether such Loan shall be a Eurodollar Rate Loan or a Prime Rate Loan.

(c) Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate, effective on the first day of the month after any change in the Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(d) Notwithstanding anything to the contrary contained in the Loan Agreement, for each day hereafter, all Loans made by Lenders to any Borrower shall be Eurodollar Rate Loans, except to the extent that (i) any Borrower (or Borrower Agent on behalf of such Borrower) requests a Prime Rate Loan, (ii) Eurodollar Rate Loans are no longer available hereunder or (iii) Eurodollar Rate Loans are converted into Prime Rate Loans, in each case in accordance with the terms of the Loan Agreement.

(e) Each Borrower (or Borrower Agent on behalf of such Borrower) may from time to time request that Eurodollar Rate Loans be converted to Prime Rate Loans effective as of the first day of the following month. Such request shall be effective only for the month specified and shall be delivered to Agent no later than three (3) Business Days prior to the beginning of such month. Any notice delivered by a Borrower (or Borrower Agent on behalf of such Borrower) to convert Eurodollar Rate Loans to Prime Rate Loans or to continue any existing Prime Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

3.2 Fees.

(a) Borrowers shall pay to Agent for the ratable benefit of Lenders monthly an unused line fee at a rate equal to the percentage (on a per annum basis) set forth below calculated upon the amount by which the Maximum Credit as then in effect exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while the Loan Agreement is in effect and for so long thereafter as any Obligations are outstanding. Such fee shall be payable on the first day of each month in arrears. The applicable percentage (on a per annum basis) set forth below if the sum of (i) the Quarterly Average Excess Availability for the immediately preceding calendar quarter plus (ii) the Excess Cash as of the last day of the immediately preceding calendar quarter, is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability plus Excess Cash	Unused Line Fee Percentage
1	Greater than or equal to 50% of the Maximum Credit	0.50%
2	Less than 50% of the Maximum Credit	0.375%

provided, that, the unused line fee percentage shall be the percentage set forth in Tier 1 above from the date hereof through and including March 31, 2012 and thereafter shall be calculated and established on the first day of each calendar quarter (commencing April 1, 2012 with respect to the calendar quarter ending March 31, 2012).

(b) Borrowers agree to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, in connection with any Change in Law, any Lender, Issuing Bank, or any banking or financial institution from whom any Lender borrows funds or obtains credit (“Funding Bank”) determines that such Change in Law has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of the foregoing is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost. A certificate as to the amount of such increased cost shall be submitted to the Borrower Agent by Agent or the applicable Lender and shall be conclusive, absent manifest error.

(b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to the Borrower Agent as soon as practicable thereafter, and will also give prompt written notice to the Borrower Agent when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or the Borrower Agent on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to the Borrower Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(e) below.

(d) Notwithstanding anything to the contrary contained herein, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by any United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a law or regulation, regardless of the date enacted, adopted, issued or implemented.

(e) Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or the Borrower Agent on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

(f) If any Change in Law shall subject Agent, any Lender, Funding Bank or Issuing Bank to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its Loans, Letter of Credit Accommodations, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to Agent, such Lender or such Issuing Bank, of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to Agent, such Lender or such Issuing Bank, of participating in, issuing or maintaining any Letter of Credit Accommodations (or of maintaining its obligation to participate in or to issue any Letter of Credit Accommodations), or to reduce the amount of any sum received or receivable by Agent, such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then Borrowers and Guarantors shall from time to time upon written demand by Agent pay to Agent additional amounts sufficient to indemnify Agent, such Lender or such Issuing Bank, as the case may be, against such increased costs or reduction suffered. A certificate setting forth the amounts necessary to compensate Agent, the applicable Lender or the applicable Issuing Bank for such increased costs or reduction suffered shall be submitted to the Borrower Agent by Agent, or the applicable Lender or Issuing Bank, and shall be conclusive, absent manifest error.

3.4 Additional Provisions Regarding Eurodollar Rate Loans. Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Agent to Borrower Agent, convert to Prime Rate Loans (and all Eurodollar Rate Loans made shall be Prime Rate Loans) in the event that (b) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (i) make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (ii) result in the increase in the costs to Agent or any Lender of making or maintaining any Eurodollar Rate Loans or (iii) reduce the amounts received or receivable by Agent or any Lender in respect thereof, by an amount deemed by Agent or such Lender to be material or (c) the cost to Agent or any Lender of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Agent or such Lender to be material. Borrowers shall pay to Agent, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate Agent or any Lender for any loss (including loss of reasonably anticipated profits), cost or expense incurred by such person as a result of any of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Agent setting forth in reasonable detail the basis for the determination and the calculation of such amount necessary to compensate Agent or any Lender as aforesaid shall be delivered to Administrative Borrower and shall be conclusive, absent manifest error. This Section 3.4 shall survive the termination of non-renewal of this Agreement and the payment of the Obligations. This Section 3.4 shall not apply with respect to Taxes other than any Taxes that represent claims, costs, losses, damages or expenses arising from any non-Tax claim.

3.5 Mitigation. If Agent, any Lender, any Funding Bank or any Issuing Bank gives a notice under Section 3.3(c) or requests compensation under Section 3.3(a), 3.3(f) or 3.4, or if any Borrower is required to pay additional amounts or indemnity payments with respect to Agent, any Lender, any Funding Bank or any Issuing Bank under Section 6.13, then Agent, such Lender, such Funding Bank or such Issuing Bank (as applicable) shall (at the request of the applicable Borrower) use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Agent, such Lender, such Funding Bank or such Issuing Bank (as applicable), such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject Agent, such Lender, such Funding Bank or such Issuing Bank (as applicable) to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to Agent, such Lender, such Funding Bank or such Issuing Bank (as applicable). The Borrower or Borrowers shall pay all reasonable costs and expenses incurred by Agent, any Lender, any Funding Bank or any Issuing Bank that has issued a Commitment to such Borrower in connection with any such designation or assignment.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

(a) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or certificate of formation as applicable, of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate or limited liability company name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);

(b) no material adverse change shall have occurred in the assets or business of Borrowers since the date of Agent’s latest field examination (not including for this purpose the field review referred to in clause (d) below) and no change or event shall have occurred which would impair in any material respect the ability of any Borrower or Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

(c) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than three (3) Business Days prior to the date hereof;

(d) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of each Borrower and by processors and warehouses at which Collateral is located;

(e) the aggregate amount of the Excess Availability of Borrowers as determined by Agent, as of the date hereof, shall be not less than $20,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

(f) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent continues to have a valid perfected first priority security interest in all of the Collateral, subject only to liens permitted under this Agreement.

(g) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of incorporation of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance satisfactory to Agent;

(h) to the extent not already held by Agent, Agent shall have received originals of the shares of the stock certificates representing all of the issued and outstanding shares of the Capital Stock of each Borrower and Guarantor (other than Parent) and originals of the shares of the stock certificates representing all of the issued and outstanding shares of the Capital Stock of each Subsidiary directly owned by any Borrower or Guarantor, in each case together with stock powers duly executed in blank with respect thereto; provided, that, any interest in any stock or other ownership interests issued by any Foreign Subsidiary shall be limited to 65% of all issued and outstanding voting shares of all classes of stock of any Foreign Subsidiary;

(i) Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as Agent may request; and

(j) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Secured Parties, as security, the following types and items of personal property, Real Property and fixtures, and interests in personal property, Real Property and fixtures (subject, with respect to Real Property, to the prior rights and restrictions, if any, therein of any mortgagee existing as of the date hereof and disclosed on the Information Certificate or hereafter acquired in accordance with this Agreement) of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including all of each Borrower’s and Guarantor’s right, title and interest in and to the following:

(a) all Accounts;

(b) all general intangibles other than Intellectual Property (but including Intellectual Property to the extent consisting of know-how, customer lists, trade secrets, trade secret rights, formulae, processes, compounds, surveys, reports, manuals and operating standards);

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(e) all instruments, including, without limitation, all promissory notes;

(f) all documents;

(g) all deposit accounts;

(h) all letters of credit, banker’s acceptances and similar instruments for which any Borrower or Guarantor is a beneficiary or otherwise entitled to any payment (contingent or otherwise), and including all letter-of-credit rights;

(i) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(j) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(k) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(l) to the extent not otherwise described above, all Receivables;

(m) all Records; and

(n) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2 Perfection of Security Interests.

(a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the UCC or required pursuant to any other legislation of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements (or other registrations or filings) naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement (or other registrations or filings) naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement (or other registrations or filings) shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement (or other registrations or filings) as it applies to any of the Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or other registrations or filings) (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b) Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Bank, National Association, as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any Deposit Account other than Excluded Deposit Accounts, unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such Deposit Account, such Borrower or Guarantor shall deliver to Agent a Deposit Account Control Agreement with respect to such

Deposit Account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such Deposit Account is opened and maintained. The terms of this subsection (d) shall not apply to Deposit Accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees.

(e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities of any Subsidiary to the extent constituting Collateral and other than certificated securities consisting of Parent’s common stock purchased by Parent for cancellation to the extent such repurchases are permitted hereunder, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall cause the issuer to agree to comply with instructions from Agent as to such securities (to the full extent constituting Collateral), without further consent of any Borrower or Guarantor or such nominee.

(ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary.

(f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall immediately deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct.

(g) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims reasonably expected to result in awarded damages (net of anticipated legal expenses relating thereto) greater than $1,000,000, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h) Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except (i) as set forth in the Information Certificate, (ii) goods in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods and (iii) goods, documents of title or other Collateral having a book value in the aggregate of less than $1,000,0000. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

(i) Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority (subject to liens permitted under Section 9.8 hereof to be senior thereto) of, and the ability of

Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States (or Canada or any province thereof) as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

(j) Notwithstanding anything to the contrary contained in this Section 5.2(j), Borrowers and Guarantors shall not be required to comply with the provisions of this Section 5.2(j) with respect to shares of Capital Stock of any issuer owned by Borrowers and Guarantors which are listed on a U.S. National Securities exchange or the NASDAQ Stock Market so long as (i) the aggregate market value of all such Capital Stock of all issuers shall not exceed $5,000,000 and (ii) Borrowers and Guarantors shall own less than two (2%) percent of all of the issued and outstanding shares of the Capital Stock of any such issuer.

5.3 Exclusion of Certain Capital Stock from the Collateral. Notwithstanding Section 5.1 hereof, Section 5.2 hereof or any other provision of this Agreement or any Financing Agreement to the contrary, the “Collateral” shall not at any time include Capital Stock of any Excluded Subsidiary, other than the issued and outstanding Capital Stock that is not Voting Stock and 65% of the issued and outstanding Voting Stock of any Subsidiary that is (i) described in clause (a) or (c) of the definition of Excluded Subsidiary and (ii) directly owned by one or more Borrowers or Guarantors.

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2 Statements. Agent shall render to Borrower Agent each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Borrower Agent of any specific exceptions of

Borrower Agent thereto within thirty (30) days after the date such statement has been received by Parent. Until such time as Agent shall have rendered to Borrower Agent a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3 Collection of Accounts.

(a) Borrowers and Guarantors shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are reasonably acceptable to Agent into which Borrowers and Guarantors shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers and Guarantors shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time. Agent shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in such Blocked Accounts to such operating bank account of the Parent or Borrowers as Borrower Agent may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise. Without limiting any other rights or remedies of Agent or Lenders, Agent may, at its option, instruct the depository banks at which the Blocked Accounts are maintained to transfer all available funds received or deposited into such Blocked Accounts to the Agent Payment Account at any time that either: (i) an Event of Default shall exist or have occurred and be continuing, or (ii) Excess Availability is less than the greater of (A) $20,000,000 or (B) fifteen (15%) percent of the Maximum Credit then in effect; provided, that, to the extent that the instruction by the Agent was given pursuant to clause (ii) above, if thereafter Excess Availability shall exceed the greater of (x) $25,000,000 and (y) fifteen (15%) percent of the Maximum Credit, in either case for at least thirty (30) consecutive days, the Agent shall take such actions as may be reasonably required by the Agent to terminate the cash sweeps then in effect as a result of any notice or direction given by the Agent pursuant to this Section 6.3, except that such termination may not be required more than three (3) times in any period of twelve (12) consecutive calendar months. Agent shall send to Borrower Agent a copy of any such written instruction sent by Agent to such depository bank promptly thereafter. In the event that, at any time after Agent has instructed such depository banks to transfer such funds to the Agent Payment Account, each of the conditions set forth in clauses (i) and (ii) above do not exist or have not occurred and are not continuing for a period of thirty (30) consecutive days, upon Borrower Agent’s written request received by Agent within five (5) Business Days after the end of such thirty (30) day period, Agent shall instruct such depository banks to transfer the funds on deposit in such accounts to such operating deposit account of the Parent or a Borrower as Borrower Agent may specify in writing to Agent until such time as Agent is entitled to notify and shall notify the depository bank otherwise as provided above. Borrowers and Guarantors agree that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.

(c) Each Borrower and Guarantor and their respective directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower’s or Guarantor’s own funds. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account or any other deposit account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank or person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent, Lenders and Issuing Bank from any Borrower or Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Accommodations; third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay principal due in respect of the Loans and to pay Obligations then due arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with Agent or a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Accommodations or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and sixth, to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrower Agent, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans; provided, that, notwithstanding that there are no Prime Rate Loans outstanding, so long as no Default or Event of Default shall exist or have occurred and be continuing, unless Borrower Agent shall direct that such payments be applied to the Eurodollar Rate Loans, Agent shall not apply such payments to Eurodollar Rate Loans but shall in such circumstances hold such funds as cash collateral up to $5,000,000 before applying such payments to the Eurodollar Rate Loans and only apply any payments thereafter to the Eurodollar Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral. Such cash collateral shall constitute part of the Collateral. Such cash collateral shall be held by Agent in an account designated by Agent for such purposes in its books and records and may be commingled with Agent’s own funds. Borrowers shall receive a credit on a monthly basis to their loan accounts maintained by Agent on the funds so held by Agent at a rate equal to three and one-half (3  1/2%) percent per annum less than the Prime Rate (adjusted effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs) as calculated by Agent. So long as no Default or Event of Default shall exist or have occurred and be continuing and the aggregate amount of the Excess Availability of Borrowers is more than $1.00 after giving effect thereto, amounts received by Agent from Borrowers pursuant to the foregoing which are not applied to the Obligations or are not held as cash collateral pursuant to the provisions of this Section 6.4 shall, upon the request of Borrower Agent received by Agent be remitted to Borrower Agent or as Borrower Agent may direct in accordance with the terms hereof.

(b) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent.

(c) If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(c) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Authorization to Make Loans.

(a) Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower Agent or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

(b) Borrower Agent or any Borrower may from time to time request that proceeds of Loans be disbursed directly to the deposit accounts of any Guarantor. Any such proceeds of Loans disbursed to PEI Licensing or Jantzen Apparel, as the case may be, shall first be deemed payments by Borrowers to PEI Licensing or Jantzen Apparel, as the case may be, in respect of the obligations of such Borrower to such persons in connection with the Intellectual Property owned by such persons licensed to Borrowers. Agent and Lenders are authorized to so disburse proceeds of the Loans.

6.6 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by Agent to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof, (b) financing ongoing working capital needs, capital expenditures and for other general corporate purposes of any Borrower, including to fund Permitted Acquisitions and (c) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided to or for the benefit of any Borrower or Guarantor pursuant to the provisions hereof shall be used by such Borrower or Guarantor only for general operating, working capital and other proper corporate purposes of such Borrower or Guarantor not otherwise prohibited by the terms hereof (including for the funding of certain acquisitions permitted hereunder). None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security (other than open-market repurchases of the common stock of Parent for cancellation) or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.7 Appointment of Borrower Agent as Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower and Guarantor hereby irrevocably appoints and constitutes Borrower Agent as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Borrower Agent or a Borrower or Guarantor (including bank accounts of PEI Licensing or Jantzen Apparel with proceeds of Loans for application to the obligations of Borrowers to PEI Licensing or Jantzen Apparel in respect of royalties payable to them for Intellectual Property licensed by PEI Licensing or Jantzen Apparel to Borrowers) or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Borrower Agent may designate or direct, without notice to any other Borrower or Obligor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Borrower Agent hereby accepts the appointment by Borrowers to act as the agent of Borrowers and Guarantors pursuant to this Section 6.7.

(c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Borrower Agent as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Borrower Agent shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e) No purported termination of the appointment of Borrower Agent as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.8 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of the Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.9 Sharing of Payments, Etc.

(a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Borrower Agent and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.10 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. New York City time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or more frequently as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. New York City time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York City time on the same Business Day and if received by a Lender after 12:00 p.m. New York City time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York City time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) Upon the making of any Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan. To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the Lenders to fund their participations. From and after the date, if any, on which any Lender has funded its participation in any such Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Loan.

(e) If Agent is not funding a particular Loan to a Borrower (or Borrower Agent for the benefit of such Borrower or any Guarantor) pursuant to this Section on any day, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrower Agent of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Borrower Agent’s receipt of such notice. Any Lender that has failed to fund any portion of the Loans, participations in Letter of Credit Accommodations required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, or has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, shall be a “Defaulting Lender”.

(f) Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). All amounts otherwise payable in respect of the Pro Rata Share of principal to a Defaulting Lender shall instead be paid to the other Lenders based on their Pro Rata Shares calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein or at Agent’s option may instead be paid to and retained by Agent. To the extent that Agent elects to receive and retain such amounts, Agent may hold them and, in its reasonable discretion, relend such amounts to a Borrower. To the extent that Agent exercises its option to relend such amounts, such amounts shall be treated as Revolving Loans for the account of Agent in addition to the Revolving Loans that are made by the Lenders other than Defaulting Lenders based on their Pro Rata Shares as calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein but shall be repaid in the same order of priority as

Special Agent Advances for purposes of Section 6.4 hereof, except as Agent may otherwise elect. The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender has made all payments to Agent that were the basis for it to become a Defaulting Lender. Upon the cure by Defaulting Lender of the event that is the basis for it to be a Defaulting Lender by making such payment or payments, such Lender shall cease to be a Defaulting Lender and shall be entitled to payment of interest to the extent previously received and retained by Agent from or for the account of Borrowers on the funds constituting Loans made by such Lender prior to the date of it being a Defaulting Lender (and not previously paid to such Lender) and shall otherwise, after such cure, make Loans and settle in respect of the Loans and other Obligations in accordance with the terms hereof. The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

(g) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.12 Bank Products. Borrowers and Guarantors, or any of their Restricted Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrowers and Guarantors or any of their Restricted Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.12 shall survive the payment of the Obligations and the termination of this Agreement. Borrower and its Restricted Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider. This Section 6.12 shall not apply to Indemnified Taxes, Other Taxes or Excluded Taxes.

6.13 Taxes.

(a) Any and all payments by or on behalf of any Borrower or Guarantor hereunder and under any Financing Agreement shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law. In addition, Borrowers agree to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(b) If any Borrower or Guarantor shall be required by law to deduct or withhold in respect of any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to Agent, any Lender or Issuing Bank, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 6.13(b)) such Lender (or Agent on behalf of such Lender) or Issuing Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) such Borrower or Guarantor shall make such deductions and withholdings; and

(iii) such Borrower or Guarantor shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law or, at the option of Agent, timely reimburse it for the payment of any Other Taxes.

(c) Within thirty (30) days after the date of any payment by any Borrower or Guarantor of Indemnified Taxes or Other Taxes, upon Agent’s request, such Borrower or Guarantor shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent.

(d) Each Lender and each Issuing Bank shall deliver to Agent and Borrower Agent, before receiving such Lender’s or Issuing Bank’s first payment under this Agreement, either (i) an original executed IRS Form W-9 or (ii) any other IRS form (and in the case of a Lender or Issuing Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate substantially in the form applicable to such Lender or such Issuing Bank provided as an exhibit in the Loan Syndication and Trading Association Model Credit Agreement Provisions dated August 10, 2011 (or any subsequent version published in final form by the LSTA)) certifying that such Lender or Issuing Bank is entitled to a complete exemption from United States federal withholding Tax and United States federal backup withholding Tax, as applicable, with respect to payments made hereunder and under any Financing Agreement. Each Lender and each Issuing Bank shall provide new forms (or successor forms) to Agent and Borrower Agent upon the expiration or obsolescence of any previously delivered forms and shall promptly notify Agent and each Borrower of any change in circumstances which would modify or render invalid any claimed exemption (provided, however, that notifying Agent and each Borrower of a change in circumstances shall not affect whether any Tax constitutes an Excluded Tax).

(e) If a Lender or Issuing Bank is entitled to a reduction in the applicable withholding Tax, Agent or the Borrowers may withhold from any interest payment to such Lender or such Issuing Bank an amount equivalent to the applicable withholding Tax after taking into account such reduction. If the forms or other documentation required by Section 6.13(d) are not delivered to Agent and the Borrowers, then Agent or any Borrower may withhold from any interest payment to such Lender or such Issuing Bank not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.

(f) Borrowers will indemnify Agent, each Lender and each Issuing Bank for the full amount of Indemnified Taxes and Other Taxes paid by Agent, such Lender or such Issuing Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by any Lender or any Issuing Bank (with a copy to Agent) or by Agent on its own behalf or on behalf of any Lender or any Issuing Bank shall be conclusive absent manifest error.

(g) If Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 6.13, so long as no Default or Event of Default has occurred and is continuing, it shall pay over any refund it has received to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 6.13 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent, such Lender or such Issuing Bank, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent, such Lender or such Issuing Bank hereunder) to Agent, such Lender or such Issuing Bank in the event Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority; provided, further, that in no event shall Agent, any Lender or any Issuing Bank be required to return any such amounts if such payment would place Agent, such Lender or such Issuing Bank in a less favorable net after-Tax position than if such indemnification payments or additional amounts giving rise to such refund had never been paid. Notwithstanding anything in this Agreement to the contrary, this Section 6.13(g) shall not be construed to require Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information which it reasonably deems confidential) to any Borrower or any other Person.

(h) If a payment made to Agent, any Lender or any Issuing Bank hereunder or under any other Financing Agreement would be subject to United States federal withholding tax imposed pursuant to FATCA if Agent, such Lender or such Issuing Bank fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Agent, such Lender or such Issuing Bank shall use commercially reasonable efforts to deliver to the Borrowers and Agent, at the time or times prescribed by applicable law or as reasonably requested by the Borrowers or Agent, accurate, complete and signed certification prescribed by applicable law and any other documentation reasonably requested by Agent sufficient for the Borrowers and Agent to comply with their obligations under FATCA and to determine that Agent, such Lender or such Issuing Bank has complied with such applicable reporting and other requirements of FATCA. Solely for purposes of this Section 6.13(h), the term “FATCA” shall include any amended or successor provisions.

(i) Each party’s obligations under this Section 6.13 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Financing Agreement.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

(i) daily, a report of all Kohl’s Accounts, Sam’s Club and Wal-Mart Accounts offered for sale pursuant to the Prime Revenue Program Documents and Supply Chain Program Documents and such other information regarding such Kohl’s Accounts, Sam’s Club and Wal-Mart Accounts so offered as Agent may reasonably request from time to time;

(ii) as soon as possible after the end of each week (but in any event two (2) Business Days after the end thereof) or more frequently as Agent may request at any time that the aggregate amount of the Excess Availability of Borrowers is less than twenty (20%) percent of the Maximum Credit then in effect or a Default or Event of Default shall exist or have occurred and be continuing, a summary report of the value of inventory by location, sales made, collections received and credit memos issued for such period and any Factor Receivables, together with such supporting documentation and detail with respect thereto, as Agent may reasonably request;

(iii) as soon as possible after the end of each month (but in any event within twenty-five (25) days after the end thereof), on a monthly basis or more frequently as Agent may request at any time that the aggregate amount of the Excess Availability of Borrowers is less than twenty (20%) percent of the Maximum Credit then in effect or a Default or Event of Default shall exist or have occurred and be continuing, a borrowing base certificate (as defined below) setting forth the calculation of the Borrowing Base of each Borrower as of the last Business Day of the immediately preceding period as to the Accounts and Inventory duly completed and executed by the chief financial officer, treasurer, controller or other senior financial officer of Borrower Agent, together with such supporting documentation and detail with respect thereto, as Agent may reasonably request;

(iv) as soon as possible after the end of each month (but in any event within twenty-five (25) days after the end thereof), on a monthly basis or more frequently as Agent may request at any time that the aggregate amount of the Excess Availability of Borrowers is less than twenty (20%) percent of the Maximum Credit then in effect or a Default or Event of Default shall exist or have occurred and be continuing, (A) perpetual inventory reports, (B) inventory reports by location and category (and including the amounts of Eligible Inventory and the value thereof at any leased locations and at premises of warehouses or other third parties (or if any Inventory that is not Eligible Inventory having a value of more than $250,000 is at any such leased location or third party location, then including such Inventory and the value thereof in such report) and specifically the Inventory purchased with the Letter of Credit Facilities or otherwise constituting Letter of Credit Issuer Priority Collateral and including the amounts of Inventory using Intellectual Property that is licensed by Borrowers other than from PEI Licensing or Jantzen Apparel or otherwise not owned by them), (C) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger), (D) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral and amounts due to licensors or other owners of Intellectual Property used by any Borrower or Guarantor, other than to PEI Licensing or Jantzen Apparel), (E) the undrawn amounts under letters of credit issued under the Letter of Credit Facilities, identified by Letter of Credit Issuer, and (F) the Quarterly Average Excess Availability for the most recently ended fiscal quarter, the Excess Cash as of the last day of the most recently ended fiscal quarter, and a schedule of the calculations used in determining, as of the end of such fiscal quarter, the foregoing;

(v) as soon as possible after the end of each quarter (but in any event within sixty (60) days after the end thereof), a schedule listing (A) any new store location within the continental United States and (B) any new collateral storage location within the continental United States;

(vi) upon Agent’s reasonable request, such reasonable samples of the following as Agent may specify: (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or Guarantor;

(vii) such other reports as to the Collateral as Agent shall reasonably request from time to time.

(b) Nothing contained in any borrowing base certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any borrowing base certificate and as determined by Agent in good faith, the determination of Agent shall govern and be conclusive and binding upon Borrowers and Guarantors. Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any borrowing base certificate. The term “borrowing base certificate” used in this Section 7.1 shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be reasonably modified by Agent which is duly completed (including all schedules thereto) and executed by the chief financial officer, treasurer, controller or other senior financial officer of Borrower Agent and delivered to Agent.

(c) If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants.

(a) Borrowers shall notify Agent promptly of: (i) any material delay in any Borrower’s performance of any of its material obligations to any material account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any material account debtor, or any material disputes with material account debtors or any Factor, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any material account debtor and (iii) any event or circumstance which, to any Borrower’s or Guarantor’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts or Eligible Factor Receivables. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of a Borrower’s or Guarantor’s business in accordance with its current practices and policies. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except in the ordinary course of a Borrower’s or Guarantor’s business in accordance with its current practices and policies as of the date hereof and as set forth in the schedules delivered to Agent pursuant to Section 7.1(a)(i) or 7.1(a)(ii) above, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, except that the failure so to report with respect to setoffs, deductions, contras, defenses, counterclaims and disputes in an aggregate amount not to exceed $250,000, shall not constitute an Event of Default hereunder, and (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, in a manner substantially consistent with the current customary practices of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing in all material respects the kind, type and quality of Inventory and itemizing and describing the quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory, either through periodic cycle counts or otherwise so that all Inventory is subject to such counts at least once each year but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory (whether pursuant to a cycle count or otherwise) shall supply Agent with a report in the form and with such reasonable specificity as may be satisfactory to Agent concerning the results of such count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except (i) for sales of Inventory in the ordinary course of its business (ii) to move Inventory directly from one location set forth or permitted herein to another such location and except, and (iii) for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period (or if at any time the aggregate amount of the Excess Availability of Borrowers is less than twenty (20%) percent of the Maximum Credit, then two (2) times in any twelve (12) month period), but at any time or times as Agent may request on or after an Event of Default or at any time as Agent may request at its expense (for the account of Lenders), deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory, except for the rights of customers to return defective or non-conforming goods in the ordinary course in accordance with the then effective return policy of Borrowers; (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (j) Borrowers and Guarantors shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Borrower Agent to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrowers and Guarantors shall use the Equipment and Real Property with reasonable care and caution and in accordance with applicable standards of any insurance and in conformity in all material respects with all applicable laws; (c) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (d) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business, to sell or dispose of Equipment as permitted by Section 9.7(b)(ii) hereof or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (e) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property except as expressly permitted by this Agreement; and (f) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at all times that Agent has exercised its right to instruct the depository banks at which Blocked Accounts are maintained to transfer funds to the Agent Payment Account as provided in Section 6.3 hereto (or at any time that any item of payment referred to below may be received by Agent or any Lender), to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, or (iii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, and (c) at any time to (i) endorse such Borrower’s or Guarantor’s name upon any of the following that may then be in the possession or control of Agent (or its affiliates) or any Lender: chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (ii) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (iii) sign such Borrower’s or

Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure. Agent may, at its option, upon notice to Borrower Agent, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that adversely affects Collateral in any material respect having a value of more than $5,000,000, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or adversely affects in any material respect the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, and/or (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises. From time to time as reasonably requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after notice to Borrower Agent, or at any time and without notice to Borrower Agent if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

8.1 Corporate Existence, Power and Authority. Each Borrower and Guarantor is a corporation or limited liability company duly organized and in good standing under the laws of its state, province or other jurisdiction of organization and is duly qualified as a foreign corporation or limited liability company, as applicable, and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate or limited liability company powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, by laws, certificate of formation, operating agreement or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) As of the date hereof and as of the date of each Compliance Certificate, the exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. Borrower or Guarantor has, during the five years immediately preceding the date hereof, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets outside of the ordinary course of business, except as set forth in the Information Certificate.

(b) As of the date hereof and as of the date of each Compliance Certificate, each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c) As of the date hereof and as of the date of each Compliance Certificate, the chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations subject to and in accordance with Section 9.2 below. As of the date hereof and as of the date of each Compliance Certificate, the Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral (other than the Letter of Credit Issuer Priority Collateral and Real Property, as applicable) and valid and perfected first priority liens and security interests in and upon the Letter of Credit Issuer Priority Collateral and perfected security interests in and upon the Real Property (to the extent not prohibited under the mortgage documents related thereto), subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all U.S. federal tax returns and all other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all taxes in excess of $200,000 in the aggregate that are due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, as of the date hereof and as of the date of each Compliance Certificate, (a) there is no investigation by any Governmental Authority pending, or to any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except where such violation could not reasonably be expected to result in a Material Adverse Effect. Borrowers and Guarantors are in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses.

(b) Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which even if resolved unfavorably, could not reasonably be expected to result in a Material Adverse Effect.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies in all material respects with all Environmental Laws and all Permits, except in each case for such violations or failures which could not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there is no pending investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to any Borrower’s or Guarantor’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Restricted Subsidiary or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which in any case could reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Restricted Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which in any case could reasonably be expected to result in a Material Adverse Effect.

(d) Borrowers, Guarantors and their Restricted Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect, except as could not reasonably be expected to result in a Material Adverse Effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending, or to any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. Except as could not reasonably be expected to have a Material Adverse Effect, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10 Bank Accounts. As of the date hereof, all of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, provided that, each Borrower and Guarantor may only establish new accounts pursuant to and in accordance with Section 5.2(d) hereof.

8.11 Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United

States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of any right to use Intellectual Property necessary for the operation of the business of Borrowers and Guarantors as presently conducted or proposed to be conducted. To any Borrower’s and Guarantor’s knowledge, no Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, service mark, trade name, copyright, license or other intellectual property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any material trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No material trademark, service mark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor is subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) As of the date hereof, each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b) As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock (including membership interests as to limited liability companies) of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares or membership interests and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares or membership interests or securities convertible into or exchangeable for such shares.

(c) As of the date hereof, the issued and outstanding shares of Capital Stock of each Borrower and Guarantor (other than Parent) are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

(d) Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

(e) No Borrower, Guarantor or Restricted Subsidiary has any obligation or liability (contingent or otherwise) with respect to the Unrestricted Subsidiaries.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect, there is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof or as otherwise expressly permitted under Section 9.16 hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Restricted Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered to Agent on or before the date hereof true, correct and complete copies of such Material Contracts that are in written form. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16 Payable Practice. Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. Since January 29, 2011, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.18 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

8.19 Patriot Act. To the extent applicable, each Borrower and Guarantor is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans will be used by any Borrower or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.20 OFAC. No Borrower or Guarantor nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Borrower or Guarantor nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

8.21 Anti-Terrorism Laws. No Borrower, Guarantor or any of their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. No

Borrower, Guarantor or any of their Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Borrower, Guarantor or any of their Subsidiaries is a blocked person described in Section 1 of the Anti-Terrorism Order or, to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person. Each Borrower or Guarantor shall deliver to Agent, Issuing Banks and Lenders any certification or other evidence requested from time to time by Agent, any Issuing Bank or any Lender in its sole discretion, confirming compliance with this Section 8.21.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its existence as a corporation or limited liability company, as applicable, and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, trade names, approvals, authorizations, leases, contracts and Permits necessary to carry on in all material respects the business as presently or proposed to be conducted, except as to any Guarantor other than Parent as permitted in Section 9.7 hereto; provided, that, PEI Licensing and Jantzen Apparel may from time to time in the ordinary course of business consistent with current practices and policies determine not to maintain certain licenses of trademarks owned by it to third parties or not to maintain certain trademark registrations in each case to the extent permitted under Section 9.7 hereof or not to maintain certain licenses of trademarks owned by third parties to a Borrower or Guarantor to the extent permitted under Section 9.18 hereof.

(b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Borrower Agent of such proposed change in its corporate or limited liability company name, which notice shall accurately set forth the new name; and (ii) the Borrower Agent shall promptly thereafter deliver to Agent a copy of the amendment to the Certificate of Incorporation (or certificate of formation, as the case may be) of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c) No Borrower or Guarantor shall change its chief executive office, its mailing address, organizational identification number (or if it does not have one, shall not acquire one), type or jurisdiction of organization or other legal structure, in each case, unless Agent shall have received not less than thirty (30) days’ prior written notice from Borrower Agent of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith.

9.2 New Collateral Locations. Each Borrower and Guarantor may only open any new location within the continental United States provided (a) Agent receives written notice thereof in the next Compliance Certificate required to be delivered to Agent pursuant to Section 9.6(a)

hereof following the opening of any such new location and (b) such Borrower or Guarantor executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location and uses commercially reasonable efforts to cause third parties to execute and deliver any such agreements, documents, and instruments, as applicable.

9.3 Compliance with Laws, Regulations, Etc.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) Borrowers and Guarantors shall give written notice to Agent immediately upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all material environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent as reasonably requested by Agent. Each Borrower and Guarantor shall take prompt action in accordance with applicable timetables pursuant to Environmental Law to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is any material non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any material non compliance, with any Environmental Law, Borrowers shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where material non-compliance or alleged material non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such material non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such material non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets (collectively, “Borrowers’ Taxes”), except for Borrowers’ Taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Each Borrower and Guarantor shall be liable for any Borrowers’ Taxes or penalties with respect thereto imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent harmless with respect to the foregoing. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

9.5 Insurance. Each Borrower and Guarantor shall, and shall cause any Restricted Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated (including self-insurance). Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer (including as to insurance other than with respect to loss or damage to Collateral, self-insurance as to form, amount, coverage and administrator reasonably satisfactory to Agent). Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine. Upon application of such proceeds to the Loans, Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

9.6 Financial Statements and Other Information.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrowers and Guarantors shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers and Guarantors shall furnish or cause to be furnished to Agent, the following: (i) within forty (40) days after the end of each fiscal month (except, that, in the case of any fiscal month that is the last month of a fiscal quarter, fifty (50) days after the end of such month), monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer or chief accounting officer of Parent, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors are in compliance with the covenant set forth in Section 9.17 of this Agreement for such month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrowers and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended.

(b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $20,000,000 or which can reasonably be expected to result in any material adverse change in any Borrower’s or Guarantor’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $20,000,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c) Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court after prior written notice to Borrower Agent of Agent’s intention to do so, or to other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers’ expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Borrower Agent to Agent or such Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it; except that any Borrower may merge with any other Borrower and any Guarantor may merge with any Guarantor or Borrower; provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the effective date of such merger, (ii) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, when available, the certificate or certificates of merger to be filed with each appropriate Secretary of State or similar Governmental Authority, foreign or domestic (with a copy as filed promptly after such filing), (iii) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith, (iv) as to any merger of a Guarantor with a Borrower, the Borrower shall be the surviving corporation, (v) any assets acquired by a Borrower pursuant to a merger of a Guarantor with such Borrower of a type or category that might be included in the calculation of the Borrowing Base of such Borrower shall only be so included subject to such additional conditions, limitations or other terms as Agent may determine, (vi) a Borrower or Guarantor acquiring any assets as a result of such merger shall acquire such assets subject to the security interest, lien, pledge and any other interest of Agent in the property so acquired and permitting such merger hereunder or otherwise shall not be deemed to authorize the acquisition of such assets pursuant to such merger free and clear of the security interest, lien, pledge and any other interest of Agent therein, (vii) the consideration payable by any Borrower in connection with such merger shall be in amounts and form and otherwise on terms satisfactory to Agent, (viii) after giving effect to such merger and as a result thereof, no Default or Event of Default shall exist or have occurred, and (ix) in no event shall any Borrower or Guarantor become liable for any Indebtedness or other obligations (contingent or otherwise) as a result of such merger that it is not otherwise permitted to have hereunder;

(b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for

(i) sales of Inventory in the ordinary course of business,

(ii) the sale or other disposition of worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor at any time that proceeds of collateral are being automatically swept to Agent pursuant to Section 6.3 hereof, the proceeds of such sales or dispositions are paid to Agent for application to the Obligations,

(iii) the issuance and sale by any Borrower, Guarantor or Restricted Subsidiary of Capital Stock of such Borrower, Guarantor or Restricted Subsidiary, including the issuance of shares of the Capital Stock of Parent pursuant to a public or private offering, after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by such Borrower, Guarantor, or Restricted Subsidiary, which notice shall specify the parties to whom such shares are to be sold (and if in a public offering, then specifying the same or in a private offering to multiple parties where such parties are not known, then specifying the same), the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower, Guarantor or Restricted Subsidiary shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower and Guarantor to amend, modify or supplement any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way limit or restrict the arrangements of Borrowers and Guarantors with Agent and Lenders, (D) except as Agent may otherwise agree in writing or as is otherwise permitted in Section 9.9(f)(v) hereof, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine (but as to any Eurodollar Rate Loans then outstanding, subject to the terms of Section 6.4(a) with respect to the application of payments to such Eurodollar Rate Loans) and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(iv) the issuance of Capital Stock of any Borrower, Guarantor or Restricted Subsidiary consisting of common stock pursuant to an employee stock option or grant or similar equity plan (including the issuance of shares of Parent’s common stock upon the exercise by directors or employees of such options) or 401(k) plans of such Borrower, Guarantor or Restricted Subsidiary for the benefit of its employees, directors and consultants; provided, that, in no event shall such Borrower, Guarantor or Restricted Subsidiary be required to issue, or shall such Borrower, Guarantor or Restricted Subsidiary issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(v) the grant by any Borrower, Guarantor or Restricted Subsidiary of a non-exclusive license or an exclusive license after the date hereof to any person (other than another Borrower or Guarantor) for the use of any Intellectual Property consisting of trademarks owned by such Borrower, Guarantor or Restricted Subsidiary; provided, that, as to any such license, each of the following conditions is satisfied: (A) within forty-five (45) days after the end of each fiscal quarter or more frequently from time to time as Agent may reasonably request, Borrowers and Guarantors shall provide to Agent a list of the licenses then in effect, together with such other information with respect thereto as Agent may reasonably request, (B) each such license shall be on commercially reasonable prices and terms in a bona fide arms’ length transaction, (C) such license shall only be for the use of trademarks in the manufacture, distribution or sale of products outside the United States of America and Canada or if such license is for the use of such trademarks in the manufacture, distribution or sale of products within the United States of America or Canada, at Agent’s option, any Inventory bearing the trademark that is subject to such license or for which such trademark is used in the manufacture, distribution or sale thereof shall cease to be Eligible Inventory to the extent that it can no longer be sold using such trademark or in the reasonable determination of Agent, is not reasonably anticipated to be sold during the remaining period that such Borrower or Guarantor may use such trademark prior to the termination of its rights to do so in accordance with the terms of the applicable agreement (and after giving effect to the reduction in the Borrowing Base as a result of such Inventory ceasing to be Eligible Inventory, the aggregate amount of the Excess Availability of Borrowers shall be not less than $5,000,000), (D) upon Agent’s reasonable request, Borrowers and Guarantors shall deliver to Agent true, correct and complete copies of such agreements, documents and instruments in connection with such license as Agent may reasonably specify, and (E) at the time of the grant of the license and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(vi) the licensing by a Borrower or Guarantor of Intellectual Property owned by it to another Borrower or Guarantor; provided, that, as to any such license: (A) any rights of such Borrower or Guarantor shall be subject to the rights of Agent in such Intellectual Property (including the rights of Agent to use such Intellectual Property upon an Event of Default), and (B) such license shall not impair, hinder or otherwise adversely affect the rights of Agent;

(vii) the abandonment or cancellation of trademarks or the failure to maintain or not renew, or the allowing to lapse of, any trademarks as registered under the laws of any country which are not material and are no longer used or useful in any material respect in the business of any Borrower, Guarantor or Restricted Subsidiary and does not appear on or is otherwise not affixed to or incorporated in any Inventory or Equipment or necessary in connection with the Records and Borrowers and Guarantors have determined in good faith in the ordinary course of its business and in the exercise of its reasonable business judgment that such trademark being abandoned or cancelled, or not maintained or renewed, or allowed to lapse, as the case may be, could not be reasonably expected to have a materially adverse impact on the business, assets or prospects of any Borrower, Guarantor or Restricted Subsidiary;

(viii) the existing licenses of trademarks owned by a Borrower, Guarantor or Restricted Subsidiary to a person that is not a Borrower, Guarantor or Restricted Subsidiary set forth on Schedule 8.11 to the Information Certificate; provided, that, as to each such license: (A) Agent shall have received true, correct and complete copies of all agreements relating to such license arrangements and such other information with respect thereto as Agent may reasonably request from time to time and (B) in no event shall any Borrower, Guarantor or Restricted Subsidiary amend or change such arrangements so as to limit or impair the rights of any Borrower, Guarantor or Restricted Subsidiary (or Agent) to use the trademarks subject to such license arrangements or to increase or create any liabilities of any Borrower or Guarantor in connection with such license arrangements;

(ix) the sale and assignment by a Borrower to a Factor of Accounts of such Borrower, in accordance with the terms and conditions of the Factoring Agreements of such Borrower with such Factor; provided, that, (A) Agent shall have received true, correct and complete copies of all of the Factoring Agreements and all related agreements, documents and instruments (and as to any Factoring Agreements entered into after the date hereof, the terms and conditions shall be reasonably satisfactory to Agent), (B) in no event shall the aggregate face amount of all Accounts sold by Borrowers to Factors outstanding at any one time exceed $15,000,000, (C) following such sale and assignment, the Borrower shall deliver to the Agent in reasonable detail a report of the Accounts so sold and assigned to the Factor and the date of any such sale and assignment not less than weekly or more frequently as Agent may request at any time that the aggregate amount of the Excess Availability of Borrowers is less than twenty percent (20%) percent of the Maximum Credit or a Default or Event of Default shall exist or have occurred and be continuing, (D) as of the date of any such sale and assignment and after giving effect thereto (including giving effect to the reduction in the Borrowing Base of the Borrowers making such sale and assignment as a result thereof), the aggregate amount of the Excess Availability of Borrowers shall be not less than 20% of the Maximum Credit, (E) if such Factoring Assignment Agreement allows for the deferred purchase, such Factoring Assignment Agreement must be subject to arrangements and agreements in form and substance satisfactory to Agent, (F) Agent shall have received a Factoring Assignment Agreement in form and substance satisfactory to Agent duly authorized, executed and delivered by each Factor, Borrowers and Guarantors, (G) Borrowers and Guarantors shall not obtain any advance payments from a Factor in respect of Accounts to be sold or assigned or any loans or other advances or other financial accommodations and the only Indebtedness of Borrowers and Guarantors to a Factor, contingent or otherwise, shall consist of the commissions and other fees and charges of such Factor under the terms of the Factoring Agreements, (H) Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change in any material respect any of the Factoring Agreements or any related agreements, documents and instruments, except that Borrowers may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or to reduce any rates, commissions or fees in connection therewith, (I) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of any Borrower or Guarantor to enter into a new Factoring Agreement after the date hereof, which notice shall set forth in reasonable detail, the name and address of the proposed Factor, the proposed rates, commissions and fees, and the maturity date with respect thereto, together with such other information with respect thereto as Agent may reasonably request and any Factor pursuant to such new Factoring Agreement shall be reasonably acceptable to Agent, and (J) Borrowers and Guarantors shall furnish to Agent all material written notices or demands in connection with such arrangements with a Factor either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(x) the sale or assignment of any assets (other than Accounts, Inventory or any other assets at any time considered in the calculation of the Borrowing Base of any Borrower) by a Borrower to another Borrower, or the sale or assignment of any assets by a Borrower, Guarantor or Restricted Subsidiary to a Borrower or Guarantor, in each case to the extent permitted hereunder; provided, that, as to any such sale or assignment each of the following conditions is satisfied: (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the effective date of such sale or assignment, with such information with respect thereto as Agent may require, including a description of the assets to be sold or assigned, the seller or assignor and buyer or assignee, and the consideration for such transfer, its form and manner and timing of payment, (B) Agent shall have received true, correct and complete copies of all agreements relating to such sale or assignment and such other information with respect thereto as Agent may reasonably request from time to time, (C) in no event shall such sale or assignment result in any limit or other impairment of the rights of any Borrower, Guarantor or Restricted Subsidiary (or Agent) to use any Intellectual Property or other assets or create or give rise to any material liabilities of any Borrower, Guarantor or Restricted Subsidiary in connection with such sale or assignment, (D) as of the date of any such sale or assignment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (E) the Borrower or Guarantor to whom such assets are sold or assigned shall acquire such assets subject to the security interest, lien, pledge and any other interest of Agent in the property so sold or assigned and permitting such sale or assignment hereunder or otherwise shall not be deemed to authorize such sale or assignment free and clear of the security interest, lien, pledge and any other interest of Agent therein, (F) the consideration payable by any Borrower or Guarantor shall be in amounts and form and otherwise on terms satisfactory to Agent, (G) the Borrower or Guarantor acquiring the assets shall expressly confirm and ratify that the assets sold or assigned are subject to the security interest, lien, pledge and any other interest of Agent in writing, in form and substance satisfactory to Agent, and the Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith, (H) any assets acquired by a Borrower from a Guarantor or Restricted Subsidiary pursuant to such sale or assignment of a type or category that might be included in the calculation of the Borrowing Base of such Borrower shall only be so included subject to such additional conditions, limitations or other terms as Agent may reasonably determine, and (I) such sale or assignment shall not result in the breach of, or constitute a default under, any indenture, agreement or instrument to which any Borrower, Guarantor or Restricted Subsidiary is a party or by which it or its assets may be bound,

(xi) the sale, pursuant to the Prime Revenue Program Documents or Supply Chain Program Documents, as applicable, as in effect on the date hereof or as entered into after the date hereof as contemplated hereby, from time to time, of Accounts owing to any Borrower by Kohl’s, Sam’s Club or Wal-Mart; provided, that, (A) all amounts payable by Bank of America or Wells Fargo or an affiliate thereof to any Borrower or Guarantor under the Prime Revenue Program Documents or Supply Chain Program Documents, as applicable, shall be paid to a cash management account subject to a Deposit Account Control Agreement for application to the Obligations in accordance with Section 6.4 hereof and (B) the applicable Prime Revenue Program Documents or Supply Chain Program Documents, as the case may be, shall be in full force and effect and each Borrower or Guarantor party thereto shall be in compliance with the material terms and conditions thereof and no breach of such terms or default or event of default thereunder shall exist or have occurred and be continuing,

(xii) the sale of any Intellectual Property; provided, that, (A) Agent shall have received not less than ten (10) days prior notice together with true, correct and complete copies of all agreements, documents and instruments to be executed and/or delivered relating to such sale and such other information with respect thereto as Agent may reasonably request; (B) at Agent’s option, any Inventory bearing the trademark(s) sold in accordance with this Section 9.7(b)(xii) shall cease to constitute Eligible Inventory to the extent that such Inventory may no longer be sold using or incorporating such trademark or, in the reasonable determination of Agent, such Inventory is not anticipated to be sold during any remaining period during which such Borrower continues to be authorized to use such trademark prior to the termination of its rights to do so under the applicable agreement; (C) the aggregate value (as last reported by Borrowers and Guarantors to Agent on the financial statements most recently delivered to Agent pursuant to Section 9.6) of the Intellectual Property to be sold shall not exceed $15,000,000 in any twelve (12) consecutive calendar month period; and (D) as of the date of such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and

(xiii) sales or other dispositions on an arms-length basis and for fair market value of assets and properties (excluding Accounts and Inventory) not otherwise included in clauses (i) through (xiii) above in an aggregate amount not to exceed $15,000,000 in any period of twelve (12) consecutive calendar months provided, that, (A) as of the date of each such sale or disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (B) the proceeds of such sale or other disposition shall consist of not less than fifty (50%) percent cash or Cash Equivalents, the full amount of which shall be paid to Agent on the date of the payment thereof for application by Agent to the Obligations pursuant to Section 6.4 hereof.

(c) wind up, liquidate or dissolve; except, that, any Guarantor (other than Parent) or Restricted Subsidiary may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor or Restricted Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower, Guarantor or Restricted Subsidiary is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor or Restricted Subsidiary shall be duly and validly transferred and assigned to a Borrower or another Guarantor, free and clear of any liens, restrictions or encumbrances other than the security interest and liens expressly permitted under this Agreement (and Agent shall have received such evidence thereof as Agent may reasonably require) and Agent shall have received copies of such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets to of such Guarantor to a Borrower, (iv) the Borrower Agent shall promptly deliver to the Agent all documents and agreements that any Borrower, Guarantor or Restricted Subsidiary has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower, Guarantor or Restricted Subsidiary shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness, obligations or liabilities are otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor or Restricted Subsidiary to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; or

(d) agree to do any of the foregoing.

9.8 Encumbrances . Each Borrower and Guarantor shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a) the security interests and liens of Agent for itself and the benefit of Lenders and the rights of setoff of Secured Parties provided for herein or under applicable law;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Restricted Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Restricted Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Restricted Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(f) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower, Guarantor or Restricted Subsidiary as of the date hereof;

(g) pledges and deposits of cash by any Borrower, Guarantor or Restricted Subsidiary after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings (or similar filings in any foreign jurisdiction) in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings (or similar filings in any foreign jurisdiction) in respect thereof;

(i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(j) purchase money security interests of a Letter of Credit Issuer under the Letter of Credit Facility of such Letter of Credit Issuer with a Borrower in the Letter of Credit Issuer Priority Collateral Inventory purchased with the proceeds of a letter of credit issued pursuant to such Letter of Credit Facility, the documents pertaining thereto and any insurance proceeds relating thereto; provided, that, (i) the security interest in any such Letter of Credit Issuer Priority Collateral shall at all times only secure the reimbursement obligations of the Borrower for the letter of credit used to purchase the specific Inventory constituting such Letter of Credit Issuer Priority Collateral, (ii) Agent shall have received a Letter of Credit Intercreditor Agreement from such Letter of Credit Issuer, in form and substance satisfactory to Agent, duly authorized, executed and delivered by such Letter of Credit Issuer, Borrowers and Guarantors and (iii) in no event shall any Letter of Credit Issuer Priority Collateral be included in any report of Inventory provided by any Borrower or Guarantor to Agent as Eligible Inventory and shall in all cases be separately identified in any report of Inventory provided to Agent;

(k) the security interests and liens of each existing Letter of Credit Issuer pursuant to the terms of the Letter of Credit Facility Agreements of Borrowers with each of such Letter of Credit Issuers, as each is in effect on the date hereof, on the assets of Borrowers (other than Letter of Credit Issuer Priority Collateral) consisting of accounts, chattel paper, deposit accounts, documents, equipment, fixtures, general intangibles, instruments, inventory, investment property and letter-of-credit rights of Borrowers to secure the Indebtedness of Borrowers to such Letter of Credit Issuer permitted under Section 9.9 hereof; provided, that, (i) such security interests and liens as to all existing and hereafter acquired or arising assets and properties of Borrowers (except to the extent of the purchase money security interests of such Letter of Credit Issuer permitted under clause (j) above) are and shall at all times be subject and subordinate to the security interests and liens of Agent pursuant to the terms of the Letter of Credit Intercreditor Agreement of Agent with such Letter of Credit Issuer and (ii) the Letter of Credit Intercreditor Agreement of Agent with each such Letter of Credit Issuer shall at all times be in full force and effect and each Letter of Credit Issuer shall at all times be in compliance with the terms thereof;

(l) liens in favor of customs and revenue activities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(m) liens on property or assets or on cash, Cash Equivalents or investment property arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits or other insurance related obligations (including pledges or deposits of cash or Cash Equivalents securing liability to insurance carriers under insurance or self-insurance arrangements);

(n) liens on assets or on cash or Cash Equivalents or investment property to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of borrowed money Indebtedness), statutory obligations, obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, material and supply bonds, tax bonds, judgment and like bonds, replevin bonds, and other similar bonds and other obligations in each case in the ordinary course of business of such Borrower, Guarantor or Restricted Subsidiary;

(o) the security interests and liens of a Factor in the Factor Priority Collateral to secure the Indebtedness of Borrowers to such Factor permitted under Section 9.9(i) hereof; provided, that, such security interests and liens of the Factors shall be subject to the terms and conditions of the Factor Assignment Agreements;

(p) liens on stock or other interests in joint ventures held by any Borrower or Guarantor; provided such joint venture is not a Guarantor, including customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships;

(q) the security interests and liens set forth on Schedule 8.4 to the Information Certificate;

(r) security interests in and liens existing on the assets of any Person that becomes a Domestic Subsidiary (or is a Domestic Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition or other Investment to the extent the liens on such assets secure Indebtedness permitted by Section 9.9(n) or other obligations permitted by this Agreement; provided, that, (i) such liens attach at all times only to the same assets that such liens (other than after acquired property that is affixed or incorporated into the property covered by such lien or financed by Indebtedness permitted under Section 9.9 and proceeds and products thereof) attached to, and secure only the same Indebtedness or obligations (or any modifications, refinancings, extensions, renewals, refundings or replacements of such Indebtedness permitted by Section 9.9) that such liens secured, immediately prior to such Permitted Acquisition or other Investment, as applicable and (ii) the aggregate amount of the Indebtedness so secured shall not at any time exceed $5,000,000;

(s) liens upon the Capital Stock, or assets consisting only of Equipment and/or Real Property, of any Domestic Subsidiary that is not a Borrower or Guarantor, which Domestic Subsidiary was acquired pursuant to a Permitted Acquisition, to secure Indebtedness incurred pursuant to Section 9.9(o) hereof; provided, that, in the case of liens in such Capital Stock, such liens are subordinate to the security interests therein of Agent, for itself and the benefit of Secured Parties and subject to an intercreditor and subordination agreement in form and substance satisfactory to Agent;

(t) the security interests in and liens and mortgages upon Real Property of Borrowers and Guarantors or their Domestic Subsidiaries existing as of the date hereof to secure Indebtedness permitted under Section 9.9(q) hereof;

(u) liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower, Guarantor or Domestic Subsidiary in the ordinary course of business and permitted hereunder;

(v) leases, subleases or licenses granted to others entered into in the ordinary course of business, in each case to the extent permitted to be granted hereunder;

(w) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, in each case to the extent permitted to be entered into hereunder;

(x) the security interests and liens on assets of Subsidiaries incorporated or formed outside of the United States of America which are neither Borrowers nor Guarantors to secure Indebtedness in an outstanding amount not to exceed $5,000,000 at any time;

(y) liens on stock or other interests in joint ventures held by any Borrower, Guarantor or Restricted Subsidiary provided such joint venture is not a Guarantor, including customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships;

(z) liens consisting of security interests in deposits in an aggregate amount not to exceed $1,000,000 at any time to secure obligations arising from regulatory, statutory, contractual or warranty requirements with respect to any Borrower, Guarantor or Domestic Subsidiary, including rights of offset with respect thereto;

(aa) additional security interests on Collateral (other than Accounts or Inventory) not permitted under clauses (a) through (z) above, to secure Indebtedness not in excess of $5,000,000 at any time outstanding; and

(bb) any extension, renewal or replacement, in whole or in part, of any lien permitted under clauses (a) through (aa) above; provided, that, such extension, renewal, or replacement does not include any additional assets or property.

9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Restricted Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $50,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Restricted Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c) guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders and the other Secured Parties;

(d) the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to Loans by any Borrower or Guarantor permitted under Section 9.10(g) hereof;

(e) Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are with a Bank Product Provider, (ii) such arrangements are not for speculative purposes, and (iii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms hereof;

(f) Indebtedness of Parent evidenced by the Subordinated Notes as in effect on the date hereof or as permitted to be amended pursuant to the terms hereof; provided, that:

(i) the aggregate amount of such Indebtedness shall not exceed $175,000,000, less the aggregate amount of all repayments or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in the Subordinated Notes as in effect on the date hereof,

(ii) the Obligations are and shall at all times continue to be “Designated Senior Indebtedness” and “Senior Indebtedness” under the “Senior Credit Facility” as each of such terms is defined in the Subordinated Note Indenture as in effect on the date hereof and are and shall at all times be entitled to all of the rights and benefits thereof under the Subordinated Note Indenture as in effect on the date hereof and there is not, and shall not be, any other “Designated Senior Indebtedness” except with the prior written consent of Agent;

(iii) Borrowers and Guarantors and their Restricted Subsidiaries shall not, directly or indirectly, make any payments in respect of such Indebtedness; except, that, they may make (A) regularly scheduled payments of interest and fees, if any, in respect of such Indebtedness when due in accordance with the terms of the Subordinated Notes and the Subordinated Note Indenture as in effect on the date hereof, and (B) payments of principal in respect of such Indebtedness when scheduled to mature in accordance with the terms of the Subordinated Note Indenture as in effect on the date hereof,

(iv) Borrowers and Guarantors and their Restricted Subsidiaries shall not, directly or indirectly, amend, modify, alter or change in any material respect any terms of such Indebtedness or any of the Subordinated Notes, the Subordinated Note Indenture or any related agreements, documents and instruments; except, that, Parent may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith,

(v) Borrowers and Guarantors and their Restricted Subsidiaries shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire all or any part of such Indebtedness other than at maturity (as set forth in the Subordinated Note Indenture as in effect on the date hereof or as extended after the date hereof), or set aside or otherwise deposit or invest any sums for such purpose; except, that,

(A) Borrowers or Guarantors may redeem or purchase all or any part of such Indebtedness; provided, that, as of the date of any such redemption or purchase or any payment in respect thereof and after giving effect thereto, (1) Agent shall have received prior written notice of the intention of Borrowers to so redeem or purchase all or any part of such Indebtedness no later than two (2) Business Days’ prior to any such purchase or redemption, which notice shall specify the time period within which Borrowers will redeem or purchase such Indebtedness (which shall be no earlier than the second Business Day thereafter and no later than five (5) Business Days after the receipt by Agent of the notice), the maximum amount that Borrower will pay in respect thereof and the range of the principal amount of the Subordinated Notes Borrowers anticipate will be so redeemed or purchased, (2) the aggregate amount of the Excess Availability of Borrowers shall then be projected at all times throughout the succeeding twelve (12) consecutive calendar month period to be not less than $35,000,000 and as of the date of any such payment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall be not less than $35,000,000, and (3) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(B) Borrowers may redeem or purchase all or any part of such Indebtedness with Refinancing Indebtedness with respect thereto to the extent permitted under Section 9.9(q) hereof, and

(C) Borrowers or Guarantors may redeem or purchase such Indebtedness with the proceeds of the issuance and sale of Capital Stock of Parent pursuant to a public or private offering permitted hereunder; provided, that, as of the date of any such redemption or purchase or any payment in respect thereof and after giving effect thereto, (1) Borrowers and Guarantors shall have complied with all of the requirements of Section 9.7(b)(iii) with respect to such issuance and sale of common stock and in addition to such requirements, the notice provided to Agent pursuant thereto shall specify that the proceeds are to be used for the redemption or purchase of such Indebtedness, the maximum amount that Borrowers and Guarantors will pay in respect thereof and the range of the principal amount of the Subordinated Notes Borrowers and Guarantors anticipate will be so redeemed or purchased, (2) the redemption or repurchase shall be substantially contemporaneous with the issuance and sale of the common stock of Parent pursuant to such public or private offering, (3) the aggregate amount of the Excess Availability of Borrowers shall then be projected at all times throughout the succeeding twelve (12) consecutive calendar month period to be not less than $35,000,000 and as of the date of any such payment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall be not less than $35,000,000, and (4) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(vi) Agent shall have received true, correct and complete copies of the Subordinated Note Indenture (including all amendments and supplemental indentures with respect thereto) and all related agreements, documents and instruments at any time entered into in connection therewith,

(vii) Borrowers and Guarantors shall furnish to Agent all material written notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(g) Indebtedness consisting of the guarantees by Subordinated Note Guarantors set forth in the Subordinated Note Indenture as in effect on the date hereof of the Indebtedness of Parent evidenced by the Subordinated Notes permitted hereunder;

(h) Indebtedness of Borrowers to each Letter of Credit Issuer under the Letter of Credit Facility of Borrowers with such Letter of Credit Issuer; provided, that, (i) Agent shall have received true, correct and complete copies of all of the Letter of Credit Facility Agreements and all related agreements, documents and instruments, (ii) Agent shall have received a Letter of

Credit Intercreditor Agreement in form and substance satisfactory to Agent duly authorized, executed and delivered by each Letter of Credit Issuer, Borrowers and Guarantors, (iii) Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change in any material respect any terms of such Indebtedness or any of the Letter of Credit Facility Agreements or any related agreements, documents and instruments; except, that, Borrowers may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith; except, that, Borrowers may, after prior written notice to Agent, amend a Letter of Credit Facility Agreement with a Letter of Credit Issuer to increase the amount of Indebtedness permitted outstanding thereunder so long as (A) the aggregate outstanding amount of all Indebtedness under the Letter of Credit Facilities shall not exceed $110,000,000 at any time and (B) Agent shall have received an amendment to the Letter of Credit Intercreditor Agreement with such Letter of Credit Issuer, in form and substance satisfactory to Agent, duly authorized, executed and delivered by such Letter of Credit Issuer, Borrowers and Guarantors (it being understood that in no event shall Borrowers or Guarantors obtain under the Letter of Credit Facility any commercial letter of credit which supports the purchase of Inventory unless such letter of credit requires Borrowers and Guarantors to pay the reimbursement obligation under such letters of credit on the day on which a drawing is made under such letter of credit), (iv) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of any Borrower or Guarantor to enter into any new Letter of Credit Facility after the date hereof, which notice shall set forth in reasonable detail, the amount of such Letter of Credit Facility, the name and address of the proposed Letter of Credit Issuer, the proposed rates and fees, and the maturity date with respect thereto, together with such other information with respect thereto as Agent may reasonably request and any Letter of Credit Issuer pursuant to such new Letter of Credit Facility shall be reasonably acceptable to Agent, and (v) Borrowers and Guarantors shall furnish to Agent all material written notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(i) Indebtedness of Borrowers to Factors consisting of the commissions, fees and other charges payable by Borrowers to Factors under the Factoring Agreements of Borrowers with such Factors; provided, that, such Indebtedness arises in connection with sales and assignments permitted under Section 9.7(b)(ix) hereof;

(j) guarantees by a Borrower or Guarantor of the obligations of a Guarantor arising pursuant to a lease or license by such Guarantor, of real or personal property in the ordinary course of the business of such Guarantor; provided, that, (i) the person issuing such guarantee is permitted hereunder to incur directly the obligation that is being guaranteed and (ii) the aggregate amount of the lease or license payments in any fiscal year that are subject to such guarantee by a Borrower shall not exceed $10,000,000;

(k) guarantees by a Borrower or Guarantor of the obligations of an Affiliate of a Borrower or Guarantor that is not a Borrower or Guarantor, arising pursuant to a lease or license by such Person, of real or personal property in the ordinary course of the business of such Person; provided, that, (i) the Borrower or Guarantor issuing such guarantee is permitted hereunder to incur directly the obligation that is being guaranteed and (ii) the aggregate amount of the lease or license payments that are subject to all such guarantees by a Borrower or Guarantor shall not exceed $5,000,000;

(l) Indebtedness arising from agreements of any Borrower, Guarantor or any Restricted Subsidiary providing for (A) performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, (B) deferred compensation or other similar arrangements to employees of the Borrowers (or any direct or indirect parent thereof), Guarantors and the Restricted Subsidiaries, (C) obligations to pay insurance premiums, and (D) take or pay obligations contained in supply agreements, in each case, incurred or assumed in the ordinary course of business, including the disposition of assets or Capital Stock;

(m) Indebtedness in respect of netting services, cash management obligations, overdraft protections and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;

(n) Indebtedness consisting of obligations owed by a Borrower or Guarantor in the ordinary course of its business under License Agreements for trademarks owned by third parties with respect to non-refundable, advance or minimum guarantee royalty payments up to $25,000,000 in the aggregate under all such License Agreements payable in any twelve (12) month period;

(o) unsecured Indebtedness of Parent or any of its subsidiaries incurred to finance all or a portion of the purchase price of a Permitted Acquisition; provided, that, (i) such Indebtedness is incurred prior to or substantially contemporaneously with the consummation of such acquisition, (ii) the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed $250,000,000 as reduced by the amount of any repayments, repurchases or redemptions in respect thereof, and (iii) as of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(p) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor or other Subsidiary of Parent) in an aggregate amount not to exceed $250,000,000 at any time outstanding (when taken together with the outstanding amount of Indebtedness under Section 9.9 (o) above); provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent, (ii) Agent shall have received true, correct and complete copies of all agreements, documents or instruments evidencing or otherwise related to such Indebtedness, (iii) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in accordance with the terms hereof, (iv) for any such Indebtedness in excess of $50,000,000 on a pro forma basis, the Fixed Charge Coverage Ratio for Parent and its Subsidiaries for the immediately preceding twelve (12) consecutive month period ending on the last day of the fiscal month prior to the date of incurring such Indebtedness shall be equal to or greater than 1.0 to 1.0, and on a pro forma basis, after giving effect to such Indebtedness, the Fixed Charge Coverage Ratio for Parent and its Subsidiaries shall be projected to be equal to or greater than 1.0 to 1.0 for the succeeding six (6) calendar months (excluding the month in which the event or transaction occurs for this purpose) after the date of incurring such Indebtedness based on current, updated projections for such six (6) month period, in a form reasonably satisfactory to Agent, representing Borrowers’ reasonable best estimate of the future performance of Parent and its Subsidiaries for the period set forth therein, on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of then current and reasonably foreseeable business conditions, (v) on a pro forma basis, after giving effect to the incurrence of such Indebtedness, Excess Availability shall be projected to be not less than $35,000,000 at all times during the succeeding six (6) calendar months and after the date of the incurrence of such Indebtedness, based on then current, updated projections of the amount of the Borrowing Base and Excess Availability for such six (6) month period, in a form reasonably satisfactory to Agent, representing Borrowers’ reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein, on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of then current and reasonably foreseeable business conditions and (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist;

(q) Indebtedness assumed by Parent or any of its Subsidiaries pursuant to a Permitted Acquisition; provided, that, (i) the aggregate amount of Indebtedness so assumed with respect to all Permitted Acquisitions at any time outstanding shall not exceed $25,000,000 as reduced by the amount of any repayments, repurchases or redemptions in respect thereof, (ii) such Indebtedness shall not have been incurred by any party in contemplation of such acquisition, and (iii) as of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(r) Indebtedness of Parent arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Section 9.9(b), Section 9.9(f), Section 9.9(g), Section 9.9(m) or Section 9.9(o) hereof and Indebtedness of Borrowers, Guarantors or any of their Affiliates or Subsidiaries arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Section 9.9(r) (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, replaced or substituted for, (vi) such Indebtedness incurred by any Borrower or Guarantor shall be at rates and with fees or other charges that are commercially reasonable, (vii) the incurring of such Indebtedness shall not result in an Event of Default, (viii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of refinancing fees and expenses incurred in connection therewith outstanding on the date of such event), (ix) the Refinancing Indebtedness shall be secured by substantially the same assets (or less of such assets) that secure the Indebtedness so extended, refinanced, replaced or substituted for; provided, that, such security interests with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, (x) Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for (and except as otherwise permitted below), (xi) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change any terms of the agreements with respect to such Refinancing Indebtedness; except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof to the extent permitted with respect to the Indebtedness so extended, refinanced, replaced or substituted for, or (B) redeem, retire, defease, purchase or otherwise acquired such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (other than with Refinancing Indebtedness to the extent permitted herein and to the extent permitted with respect to the Indebtedness so extended, refinanced, replaced or substituted for), and (xii) Borrowers and Guarantors shall furnish to Agent copies of all material notices or demands in connection with Indebtedness received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(s) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof; except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be; and

(t) Indebtedness of Borrowers and Guarantors and their Subsidiaries pursuant to a mortgage loan in immediately available funds by a financial institution to Borrowers and Guarantors and their Subsidiaries based on the value of Real Property of Borrowers and Guarantors and their Subsidiaries, provided, that, as to such Indebtedness, (i) Agent shall have received not less than thirty (30) days prior written notice of the intention of Borrowers and Guarantors and their Subsidiaries to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such proposed Indebtedness, the person to whom such Indebtedness is proposed to be owed, the proposed interest rate, schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) promptly following Agent’s request, Agent shall have received a Collateral Access Agreement with respect to the Real Property subject to the mortgage and lien to secure such Indebtedness from the person to whom such Indebtedness is owed, duly authorized, executed and delivered by such person, in form and substance satisfactory to Agent, (iv) such Indebtedness shall be incurred by Borrowers and Guarantors and their Subsidiaries in a bona fide arm’s length transaction, (v) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of any Borrower or Guarantor or Subsidiary, (vi) Borrowers, Guarantors and their Subsidiaries shall cause the person to whom such Indebtedness is owed to remit all of the proceeds of the loan giving rise to such Indebtedness directly to Agent for application to the Obligations or, if such Indebtedness is incurred in connection with the purchase of Real Property permitted under Section 9.10(k) hereof, to pay the purchase price of such Real Property, the cost of improvement of such Real Property or other amounts related to either of the foregoing, (vii) other than at the stated maturity of such Indebtedness, in no event shall Borrowers, Guarantors or their Restricted Subsidiaries make, or be required to make, payments in respect of the principal balance of such Indebtedness in any twelve (12) consecutive month period during the term hereof that in the aggregate exceed the amount equal to twenty (20%) percent of the original principal amount of such Indebtedness, (viii) Real Property of Borrowers, Guarantors and their Subsidiaries, the value of which is the basis for such loan, shall be the only collateral for such Indebtedness, (ix) in no event shall the aggregate amount of all such Indebtedness exceed $50,000,000 outstanding at any time, (x) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and (xi) Borrowers, Guarantors and their Subsidiaries shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

9.10 Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents; provided, that, (i) no Loans are then outstanding; except, that, notwithstanding that any Loans are outstanding, Borrowers and Guarantors may from time to time in the ordinary course of business consistent with the current practices of Borrowers and Guarantors as of the date hereof make deposits of cash or other immediately available funds in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than five (5) Business Days from the date of the initial deposit thereof and do not exceed $5,000,000 at any time) and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c) the existing equity investments of each Borrower, Guarantor and Restricted Subsidiary as of the date hereof in its Subsidiaries; provided, that, no Borrower, Guarantor or Restricted Subsidiary shall have any further obligations or liabilities to make any capital contributions or other additional investments or payments to or in or for the benefit of any of such Subsidiaries.

(d) loans and advances by any Borrower, Guarantor or Restricted Subsidiary to employees of such Borrower, Guarantor or Restricted Subsidiary not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower, Guarantor or Restricted Subsidiary and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e) stock or obligations issued to any Borrower, Guarantor or Restricted Subsidiary by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower, Guarantor or Restricted Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower, Guarantor or Restricted Subsidiary as Agent may request;

(f) obligations of account debtors to any Borrower, Guarantor or Restricted Subsidiary arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower, Guarantor or Restricted Subsidiary; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

(g) loans by a Borrower or Guarantor to another Borrower or Guarantor after the date hereof; provided, that,

(i) as to all of such loans, (A) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (C) as of the date of any such loan and after giving effect thereto, the Borrower or Guarantor making such loan shall be Solvent, and (D) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii) as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement;

(iii) as to loans by a Borrower to a Guarantor or another Borrower, as of the date of any such loan and after giving effect thereto, Borrower making such Loan shall have Excess Availability of not less than $5,000,000, except as Agent may otherwise agree;

(h) loans of money or property (other than Collateral) or investments after the date hereof by any Borrower or Guarantor to or in any Person (other than to a Borrower or Guarantor) or investment after the date hereof by any Borrower or Guarantor by capital contribution in any Person, or the formation or acquisition after the date hereof by any Borrower or Guarantor of any direct Wholly-Owned Subsidiary of such Borrower or Guarantor after the date hereof; provided, that, as to any such loans or investments, or the formation or acquisition of any such Subsidiary, each of the following conditions is satisfied as determined by Agent:

(i) as of the date of any such loan or investment, or the formation or acquisition of such Subsidiary or any payments in connection with the formation or acquisition of such Subsidiary, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(ii) as of the date of any such loan or investment, or the formation or acquisition of such Subsidiary or any payments in connection with the formation or acquisition of such Subsidiary, and in each case after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall have been not less than $30,000,000 for each of the immediately preceding ten (10) consecutive days and as of the date of any such loan or investment or formation or acquisition or any payment in connection therewith and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall be not less than $30,000,000,

(iii) the Person receiving such loan or investment or the Subsidiary formed or acquired, as the case may be, shall be engaged in a business related, ancillary or complementary to the business of Borrowers permitted in this Agreement,

(iv) in the case of an investment by capital contribution, at Agent’s option, the original stock certificate or other instrument evidencing such capital contribution (or such other evidence as may be issued in the case of a limited liability company) to the extent constituting Collateral shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may request, and promptly upon Agent’s request, the Borrower or Guarantor making such investment shall execute and deliver to Agent a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first priority pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall require with respect to Agent’s security interests therein) to the extent constituting Collateral,

(v) in the case of loans of money or property, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans shall be delivered, or caused to be delivered, to Agent, at Agent’s option, together with an appropriate endorsement, in form and substance satisfactory to Agent,

(vi) in the case of the formation or acquisition by a Borrower or Guarantor of any Subsidiary (other than an Excluded Subsidiary) , as to any such Subsidiary, (A) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (1) an absolute and unconditional guarantee of payment of the Obligations, (2) a security agreement granting to Agent a first security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of any such Subsidiary to the extent constituting Collateral, and (3) such other agreements, documents and instruments as Agent may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiary to Agent and (B) the Borrower or Guarantor forming such Subsidiary shall execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary to the extent constituting Collateral, and (C) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent’s security interests therein),

(vii) Agent shall have received (A) not less than ten (10) Business Days’ prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may request;

(i) [Reserved];

(j) the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such Loans and advances, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such Loans and advances or any agreement, document or instrument related thereto and Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(k) the purchase by any Borrower or Guarantor or Subsidiary of Real Property located outside the United States; provided, that, each of the following conditions is satisfied as determined by Agent in good faith:

(i) as of the date of such purchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii) as of the date of any payment in connection with such acquisition and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall have been not less than $35,000,000 for each of the immediately preceding ten (10) consecutive days and the aggregate amount of the Excess Availability of Borrowers shall be not less than $35,000,000 after giving effect to any such payment,

(iii) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed purchase and such information with respect thereto as Agent may reasonably request, including (A) the proposed date and amount of the acquisition, (B) a list and description of the Real Property to be purchased, and (C) the total purchase price for the Real Property to be purchased (and the terms of payment of such purchase price),

(iv) promptly upon Agent’s request, the Borrower or Guarantor or Subsidiary purchasing such Real Property shall deliver or cause to be delivered to Agent, true, correct and complete copies of all agreements, documents and instruments relating to such purchase,

(v) the Real Property purchased by any Borrower or Guarantor or Restricted Subsidiary shall be free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance (other than those permitted in this Agreement) and Agent shall have received evidence satisfactory to it of the same,

(vi) the aggregate consideration in any form paid or payable in respect of the purchase of all such Real Property during the term hereof shall not exceed $15,000,000 (it being acknowledged and agreed that payments in respect thereof shall constitute Fixed Charges to the extent consisting of unfinanced capital expenditures),

(vii) the purchase by any Borrower, Guarantor or Restricted Subsidiary of such Real Property shall not violate any law or regulation or any order or decree of any court or Governmental Authority in any material respect and shall not and will not conflict with or result in the breach of, or constitute a default in any respect under, any material agreement, document or instrument to which such Borrower, Guarantor or Restricted Subsidiary or any Affiliate is a party or may be bound, or result in the creation or imposition of, or the obligation to grant, any lien, charge or encumbrance upon any of the property of such Borrower, Guarantor or Restricted Subsidiary or any Affiliate (other than those permitted in this Agreement) or violate any provision of the certificate of incorporation, by-laws, certificate of formation, Restricted Subsidiary,

(viii) such purchase shall be in a bona fide arms’ length transaction with a person that is not an Affiliate of any Borrower or Guarantor,

(ix) no Borrower or Guarantor shall become obligated with respect to any Indebtedness, nor any of its property become subject to any security interest or lien, pursuant to such purchase unless such Borrower or Guarantor could incur such Indebtedness or create such security interest or lien hereunder or under the other Financing Agreements, and

(x) promptly upon Agent’s request, Agent shall have received, in form and substance satisfactory to Agent, (A) all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral, and (B) such other agreements, documents and instruments as Agent may request in connection therewith; and

(l) Investments constituting Permitted Acquisitions.

9.11 Dividends and Redemptions . Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; except, that:

(a) any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b) Borrowers and Guarantors may pay dividends to the extent permitted in Section 9.12 below and may pay dividends to another Borrower or Guarantor, without duplication, to the same extent that the amounts thereof might otherwise have been advanced in the form of loans permitted under Section 9.10(g) hereof;

(c) any Subsidiary of a Borrower or Guarantor may pay dividends to a Borrower or Guarantor;

(d) Borrowers and Guarantors may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan; provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $5,000,000;

(e) Parent may from time to time pay dividends or declare a stock split in respect of its outstanding shares of Capital Stock consisting of common stock or repurchase outstanding shares of Capital Stock consisting of its common stock; provided, that,

(i) as of the date of the payment for any such dividend or repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii) as of the date of the payment for any such dividend or repurchase and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall have been not less than $30,000,000 for each of the immediately preceding ten (10) consecutive days and the aggregate amount of the Excess Availability of Borrowers shall be not less than $30,000,000,

(iii) such dividend or repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Borrower or Guarantor or its or their property are bound,

(iv) such dividend or repurchase shall be paid out of legally available funds therefor, and

(v) Agent shall have received not less than ten (10) Business Days’ prior written notice thereof setting forth in reasonable detail the amount of the dividend or the shares to be repurchased and the amount that Parent anticipates that it will be required to pay for such repurchase and such other information with respect thereto as Agent may request; and

(f) for so long as any Borrower or any Guarantor is a member of a group filing a consolidated, combined, unitary or similar tax return with any direct or indirect parent of such Borrower or such Guarantor, Borrowers or Guarantors may make payments to such direct or indirect parent in respect of a reasonable estimate of the allocable portion of the consolidated, combined, unitary or similar income taxes of such group that are attributable to the income of such Borrower, such Guarantor and/or any Subsidiaries thereof (to the extent such taxes are not payable directly by any such Borrower, any such Guarantor or any of their respective Subsidiaries) (“Tax Payments”); provided, that such Tax Payments shall not exceed a reasonable estimate of the lower of (i) the amount of the relevant tax (including any penalties and interest) that such Borrower, such Guarantor or any of their respective Subsidiaries, as the case may be, would owe if it were filing a separate tax return (or a separate consolidated, combined, unitary or similar return with its Subsidiaries that are members of the relevant consolidated, combined, unitary or similar group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of such Borrower, such Guarantor or any of their respective Subsidiaries, as the case may be, from other taxable years that are utilizable on such tax return and (ii) the amount of the relevant tax that the direct or indirect parent actually owes to the appropriate taxing authority; provided further that any Tax Payments received from such Borrower, such Guarantor or any such Subsidiaries shall be refunded to such Borrower, such Guarantor or any such Subsidiaries in the event that the amount of such Tax Payments exceeds the actual amount that the direct or indirect parent actually pays to the appropriate taxing authority.

9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except in the ordinary course of business (which shall include transactions among Borrowers, Guarantors and their Subsidiaries consistent with past practice) and pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor (other than another Borrower or Guarantor), except (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business, and (ii) payments by any such Borrower or Guarantor to Parent for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Parent on behalf of such Borrower or Guarantor, in the ordinary course of their respective businesses or as the same may be directly attributable to such Borrower or Guarantor and for the payment of taxes by or on behalf of Parent.

9.13 Compliance with ERISA. Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit

Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or penalty or other material liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required material contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any failure to meet the minimum finding standards of Section 412(a) of the Code in any material respect, with respect to any such Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14 End of Fiscal Years; Fiscal Quarters. Unless otherwise prescribed by law, each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end in January of each year in accordance with the retail calendar fiscal year and (b) fiscal quarters to end in April, July, October and January of each year in accordance with the retail calendar fiscal year which divides a quarter into a series of 4-5-4 equal weeks, each week beginning on a Sunday and ending on the corresponding Saturday.

9.15 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complementary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Restricted Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make Loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued and (vii) customary provisions in joint venture agreements and similar agreements applicable to joint ventures entered into in the ordinary course of the business of Borrowers and permitted under Section 9.10 hereof; provided, that, any such encumbrances or restrictions contained in such agreements do not apply to any Person other than such joint venture or to any assets or properties other than those of such joint venture.

9.17 Fixed Charge Coverage Ratio. At any time that Excess Availability is less than fifteen (15%) percent of the Maximum Credit, the Fixed Charge Coverage Ratio of Borrowers (on a consolidated basis) determined as of the end of the fiscal month most recently ended for which Agent has received financial statements shall be not less than 1.0 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months ending on the last day of such fiscal month; provided, that, during the period from February 1st of each year through and including May 31st of such year, Excess Availability shall, only for purposes of determining whether the financial covenant set forth in this Section 9.17 will be tested, shall include an amount not to exceed ten (10%) of the Maximum Credit that would have been included in the calculation of Excess Availability if Excess Availability had been determined without regard to the Maximum Credit.

9.18 License Agreements.

(a) With respect to any material License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any Inventory, each Borrower and Guarantor shall (i) give Agent not less than ninety (90) days prior written notice of its intention to not renew or to terminate, cancel, surrender or release its rights under any such License Agreement, or to amend any such License Agreement or related arrangements to limit the scope of the right of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement, either with respect to product, territory, term or otherwise, or to increase the amounts to be paid by such Borrower or Guarantor thereunder or in connection therewith (and Agent may establish such Reserves as a result of any of the foregoing as Agent may reasonably determine), (ii) give Agent prompt written notice of any such License Agreement entered into by such Borrower or Guarantor after the date hereof, or any material amendment to any such License Agreement existing on the date hereof, in each case together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may in good request, and (iii) give Agent prompt written notice of any material breach of any obligation, or any default, by the third party that is the licensor or by the Borrower or Guarantor that is the licensee or any other party under any such License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and any other notice received or delivered by such Borrower or Guarantor in connection with any such a License Agreement that relates to the scope of the right, or the continuation of the right, of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement or the amounts required to be paid thereunder.

(b) With respect to a License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any Inventory, at any time an Event of Default shall exist or have occurred and be continuing or if after giving effect to any Reserves, or the reduction in the Borrowing Base as a result of Eligible Inventory using such licensed Intellectual Property ceasing to be Eligible Inventory, the aggregate amount of the Excess Availability of Borrowers is less than $5,000,000, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, subject to and in accordance with the terms of such License Agreement. Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

9.19 Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees or other registrations or filing fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or Issuing Bank in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all documented out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day); and (g) the reasonable and documented fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.20 Further Assurances

(a) In the case of the formation or acquisition by a Borrower or Guarantor of any Wholly-Owned Subsidiary after the date hereof (other than an Excluded Subsidiary or Unrestricted Subsidiary or other Subsidiary not prohibited by a restriction expressly permitted under Section 9.16 hereof from complying with the provisions of this Section 9.20), as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (A) an absolute and unconditional guarantee of payment of the Obligations, (B) a security agreement granting to Agent a first security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of any such Subsidiary that constitutes Collateral as if such Guarantor had originally executed and delivered this Agreement on the date hereof, and (C) such other agreements, documents and instruments as Agent may reasonably require in connection with the documents referred to above in order to make such Subsidiary a party to this Agreement as a “Borrower” or as a “Guarantor”, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such Person and (ii) the Borrower or Guarantor forming such Subsidiary shall (A) execute and deliver to Agent, a pledge and security agreement, in form and substance reasonably satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary to the extent constituting Collateral, and (B) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company) to the extent constituting Collateral, together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent’s security interests therein).

(b) In the case of an acquisition of assets (other than Capital Stock) by a Borrower or Guarantor after the date hereof, Agent shall have received, in form and substance satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder, (ii) all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (iii) the agreement of the seller consenting to the collateral assignment by the Borrower or Guarantor purchasing such assets of all rights and remedies and claims for damages of such Borrower or Guarantor relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition and (iv) such other agreements, documents and instruments as Agent may require reasonably in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.

(c) At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letter of Credit

Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

9.21 Field Examinations. Without limiting any other rights of Agent to receive information or otherwise with respect to any Borrower or Guarantor, Agent shall conduct one (1) field examination with respect to the business of Borrowers and at Borrowers’ expense in each twelve (12) consecutive calendar month period, unless (a) a Default or Event of Default shall exist or have occurred or (b) Excess Availability is less than twenty (20%) percent of the Maximum Credit or (c) a Material Adverse Change shall exist or have occurred. If at any time there is a Default or Event of Default or Excess Availability is less than such amount or there is a Material Adverse Change, Agent may conduct such field examinations as it determines are necessary or desirable. Unless a Default or Event of Default shall exist or have occurred and be continuing, the cost to Borrowers of each field examination shall not exceed $20,000 such field examinations shall not be subject to the limitations provided for herein.

9.22 Supply Chain Finance Documents. Borrowers and Guarantors shall not agree to any amendment, waiver, or other modification to any of the Prime Revenue Program Documents or Supply Chain Program Documents, as applicable, without the prior written consent of Agent. Borrowers shall furnish Agent all materials notices or demands in connection with the Prime Revenue Program Documents and Supply Chain Program Documents received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

9.23 After Acquired Real Property. If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a mortgage in favor of Agent, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $2,000,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent’s request, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt to the extent not prohibited by any existing mortgage documentation with respect thereto permitted hereunder, as Agent may determine, in form and substance reasonably satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder including, without limitation, a purchase money mortgage permitted under Section 9.8(e) hereof or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may require in connection therewith.

9.24 Accounts Payable Practices. Except for such changes as the Agent may approve, each Borrower and Guarantor shall not make any material change in the accounts payable practices from those in effect immediately prior to the date hereof.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) any Borrower fails to pay any of the Obligations within three (3) Business Days after when due or (ii) any Borrower or Obligor fails to perform any of the covenants contained in Sections 9.1, 9.2, 9.3, 9.4, 9.13, 9.14, 9.15, 9.16 and 9.18 of this Agreement and such failure shall continue for twenty (20) days; provided, that, such twenty (20) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such twenty (20) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Obligor of any such covenant or (iii) any Borrower or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above; provided, that, in the case of any failure to comply with the second sentence of Section 9.5 hereof, such failure continues for a period of ten (10) Business Days after written notice thereof by Agent to Borrower Agent;

(b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes or terminates or purports to revoke or terminate or fails to perform in any material respect any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) any judgment for the payment of money is rendered against any Borrower or Obligor in excess of $10,000,000 in any one case or in excess of $15,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Obligor or any of the Collateral having a value in excess of $15,000,000;

(e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Borrower or Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation (other than C&C California, LLC and Laundry, LLC, Affiliates of Parent that Administrative Borrower has advised Agent are intended to be dissolved within sixty (60) days after the Closing Date in accordance with Section 9.7(c) hereof), dissolves or suspends or discontinues doing business (in each case, except as otherwise expressly permitted hereunder);

(f) any Borrower or Obligor makes an assignment for the benefit of creditors or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property;

(i) any default in respect of any Indebtedness of any Borrower or Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $10,000,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by any Borrower or Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any material provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $10,000,000;

(l) any Change of Control;

(m) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or Obligor of which any Borrower, Obligor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower or Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $5,000,000 or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business;

(n) there shall be a material adverse change in the business, assets or prospects of any Borrower or Obligor after the date hereof; or

(o) there shall be an event of default under any of the other Financing Agreements after the passage of any applicable cure period with respect thereto provided for under such other Financing Agreement; provided, that, such event of default is capable of being cured during such cure period.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the ratable benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and/or (ii) terminate the Commitments and this Agreement.

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Obligor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private dispositions at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public disposition, all of the foregoing being free from any right or equity of redemption of any Borrower or Obligor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Obligors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrower Agent designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Obligors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Obligor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to the Issuing Bank to be used to secure and fund Agent’s reimbursement obligations to the Issuing Bank in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f) Subject to those terms and conditions of any applicable License Agreement as to trademarks licensed by a Borrower or Guarantor from a third party, for the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Obligor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Nothing contained herein shall limit the application of 679.4081 of the UCC or Section 9-408 of the UCC of any other applicable jurisdiction to the terms of any License Agreement.

(g) Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrowers and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Florida but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Florida.

(b) Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Miami-Dade County, Florida and the United States District Court for the Southern District of Florida, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except, that, Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Borrower Agent on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d) BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Secured Parties shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender, any Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and each Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Lenders and each Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(v) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders, or

(vii) increase the advance rates constituting part of the Borrowing Base, without the consent of Agent and all of Lenders.

(b) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained (including, without limitation, any failure to consent to an increase its Commitment with respect to the Incremental Facility pursuant to Section 2.5 of the Loan Agreement), if any, then Agent shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Agent of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Agent or such Eligible Transferee as Agent may specify, the Commitment, or right to make new Commitment, as applicable, of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Agent shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify the date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Agent, or such Eligible Transferee specified by Agent, shall pay to the Non-Consenting Lender the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the Business Day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.

(e) The consent of Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.4(a) hereof.

11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel; except, that, Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement. This Section 11.5 shall not apply with respect to Taxes other than any Taxes that represent claims, costs, losses, liabilities, damages or expenses arising from any non-Tax claim.

11.6 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Financing Agreements, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Financing Agreements in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made pursuant to the Currency Exchange Convention at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in the rate pursuant to the Currency Exchange Convention prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers and Guarantors will, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or such other of the Financing Agreements in the Currency Due. If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Borrowers and Guarantors shall indemnify and save Agent and Lenders harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Agent or any Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Financing Agreements or under any judgment or order. The term “Currency Exchange Convention” as used herein shall mean the procedure used by Agent to value in US Dollars (i) the obligations or assets of Borrower or Guarantor that are originally measured in Canadian Dollars and (ii) any other amount expressed in Canadian Dollars or any other currency, other than US Dollars, in each case by using the spot price for the purchase of US Dollars with Canadian Dollars (or such other currency) provided to Agent by the Reference Bank (or such other bank as Agent may specify for such purpose) for the immediately preceding Business Day.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities. Each Secured Party irrevocably designates, appoints and authorizes Wells Fargo to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (i) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (ii) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (iii) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent in good faith. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders and Borrower Agent. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Obligor or any of the Collateral or other property of any Borrower or Obligor.

12.4 Wells Fargo in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Wells Fargo shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells Fargo in its individual capacity as Lender hereunder. Wells Fargo (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wells Fargo and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of Agent as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Obligor which is required to be provided to Lenders hereunder or which is reasonably requested by a Lender and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Obligor that may come into the possession of Agent.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations to Borrowers on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to Borrowers to exceed the Borrowing Base, without the prior consent of all Lenders; except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to Borrowers to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion; provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to Borrowers which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) of the Maximum Credit outstanding at any time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit Accommodation shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations.

12.9 Concerning the Collateral and the Related Financing Agreements. Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Secured Party agrees that any action taken by Agent or Required Lenders (or such greater percentage as may be required hereunder) in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders (or such greater percentage as may be required hereunder) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Secured Parties.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and such report with respect to the Borrowing Base prepared by Agent or prepared by Borrowers or Guarantors and provided to Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”);

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations; provided, that, the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii), plus the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the aggregate amount of ten (10%) percent of the Maximum Credit outstanding at any time or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any Issuing Bank of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the highest Interest Rate then applicable to any outstanding Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrower Agent or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, or (v) if required or permitted under the terms hereof or under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. Notwithstanding the foregoing, if all the Capital Stock of any Borrower, Guarantor or Restricted Subsidiary shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted under Section 9.7 of this Agreement, and consistent with the terms hereof, as certified to Agent by a senior officer of Parent prior to consummation of such sale or other disposition, and as a result of such sale or other disposition such Borrower, Guarantor or Restricted Subsidiary, as applicable, shall cease to be a party to the Loan Agreement, such Borrower, Guarantor or Restricted Subsidiary, as applicable, shall upon consummation of such sale or other disposition, automatically be discharged and released from its obligations under this Agreement, without any further action by any Lender or any other Person, and the Agent shall execute such documents or instruments, and take such other actions, as may be reasonably requested by the Borrowers to evidence such release.

(c) Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

12.12 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Parent. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14 Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Borrower Agent of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15 Credit Bids. Lenders hereby irrevocably authorize the Agent, with the consent of the Required Lenders, to submit a bid at a public or private sale in connection with the purchase of all or any portion of the Collateral, in which any of the Obligations may be used and applied as a credit on account of the purchase price (a “credit bid”) and purchase at any such sale (either directly or through one or more entities established for such purpose) all or any portion of the Collateral on behalf of and for the benefit of the Lenders (but not as agent for any individual Lender or Lenders, unless the Required Lenders shall otherwise agree in writing). Each Lender agrees that, except with the written consent of the Agent and the Required Lenders, it will not exercise any right that it might otherwise have to credit bid at any sales of all or any portion of the Collateral conducted under the provisions of the UCC or the Bankruptcy Code, foreclosure sales or other similar dispositions of Collateral.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the Closing Date and shall continue in full force and effect for a term ending on December 1, 2016 (the “Maturity Date”) and unless sooner terminated pursuant to the terms hereof. Upon any effective date of termination of the Financing Agreements (including the Maturity Date), Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to a Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as Bank Product Providers providing such Bank Product may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower Agent for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, New York City time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as reasonably determined by Agent.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) All references to the term “knowledge” used herein when applicable to any Borrower or Guarantor shall mean the actual knowledge of any officer, director, agent or employee of a Borrower or Guarantor or constructive knowledge of such facts that such person should have known in the course of the performance of their respective duties on behalf of a Borrower or Guarantor but without requiring specific inquiries as to the applicable circumstances as to a representation or warranty set forth herein each time such representation or warranty is made or deemed made hereunder.

(k) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(l) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(m) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(n) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	Perry Ellis International, Inc. 3000 NW 107th Avenue Miami, Florida 33172 Attention: Cory Shade, Esq. Telephone: 305-873-1245 Telecopy: 786-221-8245

with a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004-1980 Attention: David Golay Telephone: 212-859-8164 Telecopy: 212-859-4000

If to Agent:	Wells Fargo Bank, National Association 100 Park Avenue, 14th Floor New York, New York 10017 Attention: Portfolio Manager - Perry Ellis Telephone: 212-840-2000 Telecopy: 212-545-4555

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agent or such Lender; provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant).

(b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Borrower Agent of such request so that Borrower Agent may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s expenses, cooperate with Borrower Agent in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower Agent so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Borrower or Guarantor, and (iii) to require Agent or any Lender to return any materials furnished by a Borrower or Guarantor to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers, Guarantors and their respective successors and assigns; except, that, Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $10,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b) Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amounts and stated interest of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Obligors, Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Obligor or any of their Subsidiaries or the performance or observance by any Borrower or Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of

Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

(g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

(h) If a Lender (i) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Supermajority Lenders consented or (ii) is a Defaulting Lender or (iii) delivers a notice pursuant to Section 3.3(c) hereof or requests compensation under Section 3.3(a), 3.3(f) or 3.4 hereof, or if any Borrower is required to pay additional amounts or to make indemnity payments with respect to any Lender pursuant to Section 6.13 hereof, then, in addition to any other rights and remedies that any Person may have, the Agent or Borrower Agent may, by notice to such Lender within one hundred twenty (120) days after such event, require such Lender to assign all of its rights and obligations under the Financing Agreements to one or more Eligible Transferees, pursuant to appropriate Assignment and Acceptances, within twenty (20) days after the notice. The Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Financing Documents at par, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

13.8 Entire Agreement . This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic means shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

SECTION 14. ACKNOWLEDGMENT AND RESTATEMENT

14.1 Existing Obligations. Borrowers and Guarantors hereby acknowledge, confirm and agree that Borrowers are indebted to Agent and Lenders for: (a) Loans and advances to Borrowers under the Existing Agreement, as of the close of business on December 1, 2011, in the aggregate principal amount of $ $60,302,899.53 and (b) Letter of Credit Accommodations (as defined in the Existing Agreement) incurred at the request or for the benefit of Borrowers in the aggregate principal amount of $4,257,173.66, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

14.2 Acknowledgment of Security Interests. Borrowers and Guarantors hereby acknowledge, confirm and agree that Agent, for itself and the benefit of Lenders, the other Secured Parties and Issuing Bank has and shall continue to have a security interest in and lien upon the Collateral heretofore granted to Agent pursuant to the Existing Agreement and the Existing Financing Agreements to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent or any Lender. The liens and security interests of Agent, for itself and the benefit of Lenders, the other Secured Parties and Issuing Bank in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the Existing Agreement, this Agreement or any other Financing Agreements.

14.3 Existing Agreement. Borrowers and Guarantors hereby acknowledge, confirm and agree that: (a) the Existing Agreement and Existing Financing Agreements have been duly executed and delivered by Borrowers and Guarantors and are in full force and effect as of the date hereof and (b) the agreements and obligations of Borrowers and Guarantors contained in the Existing Agreement and the other Existing Financing Agreements constitute the legal, valid and binding obligations of Borrower and Guarantors enforceable against them in accordance with their respect terms and Borrowers and Guarantors have no valid defense to the enforcement of such obligations and (c) Agent and Lenders are entitled to all of the rights and remedies provided for in the Existing Agreement and the Existing Financing Agreements.

14.4 Restatement.

(a) Except as otherwise stated in Section 14.2 hereof and this Section 14.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Borrowers and Guarantors for the Obligations heretofore granted, pledged and/or assigned to Agent or any Lender. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Borrowers and Guarantors evidenced by or arising under the Existing Agreement, and the liens and security interests securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.

(b) The principal amount of the Loans and Letter of Credit Accommodations outstanding as of the date hereof under the Existing Agreement, if any, shall be allocated to the Loans and Letter of Credit Accommodations hereunder in such manner and in such amounts as Agent shall determine.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these present to be duly executed as of the day and year first above written.

BORROWERS

JANTZEN, LLC, formerly known as Jantzen, Inc.			SALANT HOLDING, LLC, formerly known as Salant Holding Corporation

By:	Perry Ellis International, Inc., its Managing Member		By:	Perry Ellis International, Inc., its Managing Member

By:	/s/ Anita Britt		By:	/s/ Anita Britt
	Name:	Anita Britt		Name:	Anita Britt
	Title:	Chief Financial Officer		Title:	Chief Financial Officer

PERRY ELLIS MENSWEAR, LLC, formerly known as Perry Ellis Menswear, Inc.			SUPREME INTERNATIONAL, LLC, formerly known as Supreme International, Inc.

By:	Perry Ellis International, Inc., its Managing Member		By:	Perry Ellis International, Inc., its Managing Member

By:	/s/ Anita Britt		By:	/s/ George Feldenkreis
	Name:	Anita Britt		Name:	George Feldenkreis
	Title:	Chief Financial Officer		Title:	Chairman & Chief Executive Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Perry Ellis Loan and Security Agreement]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

GUARANTORS

JANTZEN APPAREL, LLC, formerly known as Jantzen Apparel Corp.			SUPREME REAL ESTATE I, LLC

By:	PEI Licensing, Inc., its Managing Member		By:	Supreme International, LLC, its sole member

By:	/s/ Cory Shade		By:	Perry Ellis International, Inc., its Managing Member
	Name:	Cory Shade	By:	/s/ Anita Britt
	Title:	Secretary		Name:	Anita Britt
				Title:	Chief Financial Officer

PEI LICENSING, INC.		SUPREME REAL ESTATE II, LLC

By:	/s/ Cory Shade	By:	Supreme International, LLC, its sole member
	Name: Cory Shade Title: Secretary	By:	Perry Ellis International, Inc., its Managing Member

		By:	/s/ Anita Britt
			Name:	Anita Britt
			Title:	Chief Financial Officer

PERRY ELLIS INTERNATIONAL, INC.			TAMPA DC, LLC

By:	/s/ George Feldenkreis		By:	Perry Ellis International, Inc., its Managing Member
	Name:	George Feldenkreis	By:	/s/ Anita Britt
	Title:	Chairman & Chief Executive Officer		Name:	Anita Britt
				Title:	Chief Financial Officer

[Signature Page to Perry Ellis Loan and Security Agreement]

PERRY ELLIS REAL ESTATE, LLC formerly known as Perry Ellis Real Estate Corporation			SUPREME REALTY, LLC

By:	Perry Ellis International, Inc., its Managing Member		By:	Supreme Real Estate I, LLC
By:	/s/ Anita Britt		By:	Supreme International, LLC, its sole member

	Name: Title:	Anita Britt Chief Financial Officer	By:	Perry Ellis International, Inc., its Managing Member

			By:	/s/ Anita Britt
Name: Anita Britt
Title: Chief Financial Officer

PERRY ELLIS SHARED SERVICES CORPORATION			and

By:	/s/ Cory Shade		By:	Supreme Real Estate II, LLC
	Name: Title:	Cory Shade Secretary	By:	Supreme International, LLC, its sole member

WINNSBORO DC, LLC			By:	Perry Ellis International, Inc., its Managing Member

By:	Perry Ellis International, Inc., its Managing Member		By:	/s/ Anita Britt
By:	/s/ Anita Britt			Name: Anita Britt Title: Chief Financial Officer
	Name:	Anita Britt
	Title:	Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Perry Ellis Loan and Security Agreement]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

SYNDICATION AGENT AND LENDER

BANK OF AMERICA, N.A.

By:	/s/ Robert J. Walker

Title:	Senior Vice President

Commitment: $30,000,000

[SIGNATURES CONTINUE ON NEXT PAGE]

[Signature Page to Perry Ellis Loan and Security Agreement]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER

HSBC BANK USA, N.A.

By:	/s/ Rafael De Paoli

Title:	VP, Team Leader

Commitment: $21,250,000

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

[Signature Page to Perry Ellis Loan and Security Agreement]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Christopher Meade

Title:	Vice President

By:	/s/ Roger N. Arsham

Title:	Senior Vice President

Commitment: $15,625,000

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

[Signature Page to Perry Ellis Loan and Security Agreement]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Mary Kay Coyle

Title:	Managing Director

By:	/s/ Erin Morrissey

Title:	Director

Commitment: $10,000,000

[SIGNATURES CONTINUE ON NEXT PAGE]

[Signature Page to Perry Ellis Loan and Security Agreement]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ Thomas A. Martin

Title:	Vice President

LENDER

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas A. Martin

Title:	Vice President

Commitment: $48,125,000

[Signature Page to Perry Ellis Loan and Security Agreement]

EXHIBIT A

to

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                 , 2011 is made between                              (the “Assignor”) and                      (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Wells Fargo Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), and the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Jantzen, LLC, a Delaware limited liability company formerly known as Jantzen, Inc. (“Jantzen”), Perry Ellis Menswear, LLC, a Delaware limited liability company formerly known as Perry Ellis Menswear, Inc. (“Perry Ellis Menswear”), Salant Holding, LLC, a Delaware limited liability company formerly known as Salant Holding Corporation, (“Salant Holding”) and Supreme International, LLC, a Delaware limited liability company formerly known as Supreme International, Inc. (“Supreme”; and together with Jantzen, Perry Ellis Menswear and Salant Holding, each individually “Borrower” and collectively, “Borrowers”), as set forth in the Amended and Restated Loan and Security Agreement, dated December 2, 2011, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed the principal amount of $                 at any time outstanding (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $                 (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Assignment and Acceptance.

Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be              (__%) percent.

With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.1, 6.4, 6.8 and 6.9 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $                    .

After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $                     (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2. Payments.

As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $                    , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letter of Credit Accommodations shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Parent and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5. Effective Date; Notices.

As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                                 , 20         (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Borrower Agent and Agent;

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Borrower Agent and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

[6. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, the forms, certificates and other information described in Section 6.13(d) of the Loan Agreement, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8. Representations and Warranties.

Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10. Miscellaneous

Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

All payments made hereunder shall be made without any set-off or counterclaim.

Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Miami-Dade County, Florida over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Florida State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Title:

[ASSIGNEE]

By:

Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

            , 20

Attention:

Re:

Ladies and Gentlemen:

Wells Fargo Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), and the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make Loans and advances and provide other financial accommodations Jantzen, LLC, a Delaware limited liability company formerly known as Jantzen, Inc. (“Jantzen”), Perry Ellis Menswear, LLC, a Delaware limited liability company formerly known as Perry Ellis Menswear, Inc. (“Perry Ellis Menswear”), Salant Holding, LLC, a Delaware limited liability company formerly known as Salant Holding Corporation, (“Salant Holding”) and Supreme International, LLC, a Delaware limited liability company formerly known as Supreme International, Inc. (“Supreme”; and together with Jantzen, Perry Ellis Menswear and Salant Holding, each individually “Borrower” and collectively, “Borrowers”), as set forth in the Amended and Restated Loan and Security Agreement, dated                 , 2011, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

We hereby give you notice of, and request your consent to, the assignment by                              (the “Assignor”) to                              (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to              (__%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $                    , as the same may be further reduced by other assignments on or after the date hereof.

             Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

             The following administrative details apply to Assignee:

(A) Notice address:

Assignee name:
Address:
Attention:
Telephone:
Telecopier:

(B) Payment instructions:

Account No.:
At:

Reference:
Attention:

             You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours, [NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:

Title:

EXHIBIT B

TO

LOAN AND SECURITY AGREEMENT

Borrowing Base Certificate

[See Attached]

B-1

Borrowing Base Certificate

(000’s omitted)

Filing date:	00/00/00
As of:	00/00/00
Number:	0

Pursuant to the Amended and Restated Loan and Security Agreement by and among Wells Fargo Bank, NA as agent (“Agent”), the parties thereto as lenders (“Lenders”), Perry Ellis International, Inc. and certain of its subsidiaries, and any amendments thereto (the Loan Agreement), each hereby certifies to Agent and Lenders, as of the above date, as follows:

Gross Accounts Availability

1. Beginning Balance as of 00/00/00	—
2. Billed Invoices	—
3. Cash Receipts	—
4. Discounts	—
5. Credit Memos	—
6. Intercompany Transactions and Adjustments	—
7. Debit Memos	—

8. Total Accounts (A/R 10/01/2011)	—

(a) Trade Accounts	—
(b) Factor Receivables	—
9. Less: Ineligible Accounts (see Schedule 1):	—

10. Net Eligible Accounts with Amount due from Factor	—
11. Accounts Receivable Advance Rate	85%

12. Accounts Availability	—

Inventory Availability
13. Gross Inventory as of 10/01/2011
(a) Raw Materials
(b) Work in Process
(c) Finished Goods	—
(d) Retail Stores / e-commerce	—

Sub-total	—

14. Less Ineligible Inventory (see Schedule 2)	—

Sub-total	—

15. Inventory Advance Rate	63%
16. Inventory Availability	—
17. Suppressed Inventory Availability	—

18. Total Inventory Availability, 60% of Maximum Credit	—

Gross Availability
19. Availability based on Accounts, Inventory	—
20. Line Limit $125,000,000 (suppressed availability)	—

21. Gross Availability - Maximum Credit	—

22. Reserves
(a) Licensing Reserves	—
(b) Rent Reserve	—
(c) Expiring Licensing Reserve	—

Sub-total	—

Reconciliation of Loan Balance
23. Amount of outstanding Loans as of the date of prior Certificate (08/27/11)	—
24. Less: Net cash collections since date of prior Certificate	—
25. Add: Interest Charges (since last report)	—
Loan Amounts (since last report)	—

26. Current amount of outstanding Loans (08/27/11)	—

Letters of Credit
27. Documentary LC	—
28. Inverse of Inventory Advance Rate	—
29. Reserve for Documentary LC	—
30. Standby LC’s (Supreme)	—
31. Standby LC’s (Salant for CIT L/C’s)	—

32. Total Loan Balance and Reserves for LC’s	—

As of the date of this Certificate, no Event of Default exists or has occurred and is continuing. Each Borrower acknowledges that the Loans and Letter of Credit Accommodations by Agent and Lenders to Borrowers are based upon the reliance of Agent and Lenders on the information contained herein and all representations and warranties with respect to Accounts and Inventory in the Loan Agreement are applicable to the Accounts and Inventory included in this Certificate. The reliance by Agent and Lenders on this Certificate should not be deemed to limit the right of Agent to establish or revise criteria of eligibility or Reserves or otherwise limit, impair, or affect in any manner the rights of Agent under the Loan Agreement. In the event of any conflict between the determination of Agent of the amount of the Loans and Letter of Credit Accommodations available to Borrowers in accordance with the terms of the Loan Agreement and the determination by Borrowers of such amounts, the determination of Agent shall govern. All capitalized terms used in this Certificate shall have the meaning assigned to them in the Loan Agreement.

By:
Rick Gatian
SVP FINANCE

Date: 12/5/2011

SCHEDULE 1

to

BORROWING BASE CERTIFICATE

Ineligible Accounts

Combined
1) Invoices 60 days Past Due	—
2) Dating	—
3) Credit Balances over 60 days	—
4) Contra - customers that have payables	—
5) Cross Aged Rule (50%)	—
6) Foreign Customers	—
7) Government (Army, Navy, Veterans)	—
8) Publicity & Inter-Company (Cust 700000)	—
9) Chargebacks less than 60 days	—
10) Concentration cap	—
11) Dilution Reserve (grossed up)	—
TOTAL (to BBC line 9.)	—
Inelegible rate (excluding Kohl’s)	0%

DILUTION CALCULATIONS
Aging from line 8. BBC tab	—
Ineligible lines 1-10	—
Concentration cap line 11	—
sub-total	—
TSM Dilution %	5.700%
Dilution Reserve	—

SCHEDULE 2

to

BORROWING BASE CERTIFICATE

Ineligible Inventory

1) Deferred Royalties - Internal Brands	—
2) Deferred Variances-Sourcing GL 13473	—
3) Public Warehouse GL 84050	—
4) Damages	—
5) Seconds	—
6) Samples	—
7) Consignment Inventory	—
8) Direct Ship Warehouse (Whse 90)	—
9) Shrink Reserve GL 13482	—

TOTAL	—

Inelegible rate	0%

EXHIBIT C

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Compliance Certificate

TO:	Wells Fargo Bank, National Association, as Agent

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1. I am the duly elected Chief Financial Officer of                     , a                      corporation,                     , a                      corporation and                     , a                      corporation (collectively, “Borrowers”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Amended and Restated Loan and Security Agreement, dated December 2, 2011, by and among Wells Fargo Bank, National Association as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”) and the financial institutions party thereto as lenders (collectively, “Lenders”), Borrowers and certain of their affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.

3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

4. I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has not at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

C-1

Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor.

Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent: (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or Guarantor in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or (D) any other environmental, health or safety matter, which has a material adverse effect on any Borrower or Guarantor or its business, operations or assets or any properties at which such Borrower or Guarantor transported, stored or disposed of any Hazardous Materials.

Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or Guarantor.

5. Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month, whether Borrowers were in compliance with the covenant set forth in Section 9.17 of the Loan Agreement for such fiscal month and the calculations used in determining the Fixed Charge Coverage for purposes of determining the Interest Rate as of the last day of the immediately preceding fiscal quarter as provided for in the Loan Agreement .

The foregoing certifications are made and delivered this day of                     , 20__.

Very truly yours, [ ]

By:

Title:

C-2

SCHEDULE 1.146

to

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Unrestricted Subsidiaries

None.